     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 2000



                                                             REGISTRATION NO. --

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                           -------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                           -------------------------

                                NTL INCORPORATED
                              NTL (DELAWARE), INC.
                            NTL COMMUNICATIONS CORP.
      (EXACT NAME OF EACH OF THE REGISTRANTS AS SPECIFIED IN ITS CHARTER)


                DELAWARE                                 4899                                 13-4105887
               DELAWARE                                  4899                                 13-4051921
               DELAWARE                                  4899                                 52-1822078
    (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                  (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)
                                                 110 EAST 59TH STREET
                                               NEW YORK, NEW YORK 10022
                                                    (212) 906-8440
                             (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                              AREA CODE, OF EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)



                                                    COPIES TO:
      RICHARD J. LUBASCH, ESQ.                THOMAS H. KENNEDY, ESQ.                ADRIAN J.S. DEITZ, ESQ.
  EXECUTIVE VICE PRESIDENT, GENERAL    SKADDEN, ARPS, SLATE, MEAGHER & FLOM   SKADDEN, ARPS, SLATE, MEAGHER & FLOM
         COUNSEL AND SECRETARY                          LLP                                    LLP
          NTL INCORPORATED                       FOUR TIMES SQUARE                      ONE CANADA SQUARE
        110 EAST 59TH STREET                 NEW YORK, NEW YORK 10036                     CANARY WHARF
      NEW YORK, NEW YORK 10022                    (212) 735-3000                         LONDON E14 5DS
           (212) 906-8440                                                           ENGLAND +44 20 7519 7000
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times on and after which the Registration Statement becomes effective as the Selling Stockholders may determine.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------
                        CALCULATION OF REGISTRATION FEE


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                                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE         OFFERING PRICE       AGGREGATE OFFERING      AMOUNT OF
         SECURITIES TO BE REGISTERED               REGISTERED             PER UNIT               PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Convertible Subordinated Notes Due 2008 of
  NTL Communications Corp.(1)................     $599,300,000              100%               $599,300,000        $166,800(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share of
  NTL Incorporated (including the associated
  Rights to Purchase Series A Junior
  Participating Preferred Stock)(4)..........     15,288,263(5)              0                      0                  0(6)
---------------------------------------------------------------------------------------------------------------------------------
  -------------------------------------------------------------------------------------------------------------------------------


(1) The Convertible Notes are also obligations of NTL (Delaware), Inc and NTL Incorporated.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3) Pursuant to Rule 429 and Rule 414 under the Securities Act, the prospectus included herein is a combined prospectus that also relates to securities that were registered by the Registration Statement on Form S-3 (File Nos. 333-72335 and 333-72335-01) (the "Prior Registration Statement") and this registration statement constitutes a post-effective amendment to the Prior Registration Statement. A filing fee of $166,800 was previously paid in connection with $600,000,000 aggregate principal amount of Convertible Notes that were eligible to be sold under the Prior Registration Statement. Such post-effective amendment shall become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act. NTL Incorporated is the successor to NTL (Delaware) Inc. as the result of a merger effected under section 251(g) of the Delaware General Corporation Law. NTL Incorporated expressly adopts the Prior Registration Statement as its own for the purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934.

(4) Prior to the occurrence of certain events, the Series A Junior Participating Preferred Stock Purchase Rights will not be evidenced separately from shares of Common Stock.

(5) Includes the shares of Common Stock initially issuable upon conversion of the Convertible Notes at the rate of 25.5102 shares of Common Stock per $1,000 principal amount of Convertible Notes. Pursuant to Rule 416 under the Securities Act, such number of shares of Common Stock registered hereby shall also include an indeterminate number of additional shares of Common Stock that may be issued from time to time upon conversion of the Convertible Notes by reason of adjustment of the conversion price in certain circumstances outlined in the prospectus. See "Description of the Convertible Notes -- Conversion."

(6) Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Common Stock issuable upon conversion of the Convertible Notes, because no additional consideration will be received in connection with the exercise of the conversion privilege.

                           -------------------------

    THE REGISTRANTS AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus

                                                                      [NTL LOGO]

NTL COMMUNICATIONS CORP.
7% CONVERTIBLE SUBORDINATED NOTES DUE 2008

NTL INCORPORATED
SHARES OF COMMON STOCK

- Selling securityholders who are identified in this prospectus may offer and sell an indeterminate number of:

      -- 7% Convertible Subordinated Notes Due
         2008 of NTL Communications Corp.

      -- shares of common stock of NTL Incorporated

   by using this prospectus.

- The offering price for the convertible notes is not set but will be determined according to negotiation between a selling securityholder and the prospective purchaser. The offering price for the common stock will be negotiated or, if sold on the Nasdaq National Market, at prevailing market price.


- NTL Incorporated's common stock is traded on the Nasdaq National Market under the symbol NTLI. On July 31, 2000, the last reported sales price of the common stock was $45 1/16 per share. There is no public market for the convertible notes, and we do not intend to apply to the Nasdaq National Market or any other securities exchange to list the convertible notes.


     WE URGE YOU TO CAREFULLY READ THE RISK FACTORS SECTION BEGINNING ON PAGE 4, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is    --   , 2000

           EXPLANATORY NOTE REGARDING CORPORATE RESTRUCTURING OF NTL

     On April 1, 1999, NTL Incorporated completed a corporate restructuring to create a new holding company structure. The restructuring was accomplished through a merger under section 251(g) of the Delaware General Corporation Law. At the effective time of the merger, all stockholders of NTL Incorporated became stockholders in the new holding company and NTL became a wholly-owned subsidiary of the new holding company. The new holding company took the NTL Incorporated name and the old NTL Incorporated was renamed NTL Communications Corp.

     On May 18, 2000 NTL Incorporated again completed a corporate restructuring to create a new holding company structure. The restructuring was accomplished through a merger under section 251(g) of the Delaware General Corporation Law. At the effective time of the merger, all stockholders of NTL Incorporated became stockholders in the new holding company and NTL became a wholly owned subsidiary of the new holding company. The new holding company took the NTL Incorporated name and the old NTL Incorporated was renamed NTL (Delaware), Inc.

     The new holding company's stock trades under the same NTLI symbol on the Nasdaq National Market with the same CUSIP number. In the merger, all outstanding shares of old NTL Incorporated were converted into shares of the new holding company with the same voting powers, designations, preferences and rights, and the same qualifications, restrictions, and limitations, as the shares of old NTL Incorporated.

     At the effective time of the merger, the only material asset of the new holding company was the capital stock of NTL (Delaware), Inc. and it had no material liabilities.

     Prior to the restructuring, the indenture pursuant to which the convertible notes were issued was supplemented by a first supplemental indenture, dated March 31, 1999, between NTL Incorporated, NTL Communications Corp. and the trustee, as further supplemented by a second supplemental indenture, dated March 16, 2000, between NTL Incorporated, NTL Communications Corp. and the trustee, and as further amended by a third supplemental indenture, dated May 17, 2000 between NTL Incorporated, NTL Communications Corp. and NTL Holdings Inc. The third supplemental indenture provides that NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. are each joint and severally liable for the obligations to pay the principal of, premium, if any, liquidated damages, if any, offer amount, if any, and interest on, the convertible subordinated notes due 2008.
                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
                            ------------------------

                               TABLE OF CONTENTS


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                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    4
Use of Proceeds.............................................   13
Description of the Convertible Notes........................   14
Registration Rights.........................................   40
United States Federal Tax Considerations....................   42
Selling Securityholders.....................................   44
Plan of Distribution........................................   52
Legal Matters...............................................   54
Experts.....................................................   54
Enforceability of Civil Liabilities.........................   55
Where You Can Find More Information About Us................   56

                               PROSPECTUS SUMMARY


     This summary highlights information about us which is contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision. References to NTL, we, us or our in this prospectus, mean NTL Incorporated and its consolidated subsidiaries, except where the context clearly refers to NTL Incorporated exclusively or as otherwise provided herein.


                                   ABOUT NTL

     NTL, through its subsidiaries, owns and operates broadband communications networks, for telephone, cable television and Internet services and transmission networks for television and radio in the United Kingdom, the Republic of Ireland, France, Switzerland and Australia. NTL's predominant lines of business are residential services, national telecommunications services and broadcast transmission and tower services. Residential services include telephony, cable television, Internet access and interactive services. National telecommunications services include business telephony, national and international carrier telecommunications, Internet services and radio communications services. Broadcast transmission and tower services include digital and analog television and radio broadcasting, tower and site leasing and satellite communications services.

                                  THE OFFERING


Securities offered............   Up to $599,300,000 aggregate principal amount
                                 of 7% convertible subordinated notes due 2008 of NTL Communications Corp. and up to 15,288,263 shares of common stock of NTL
                                 Incorporated, plus such indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the convertible notes by reason of adjustment to the conversion price in certain circumstances described herein. The convertible notes are also obligations of NTL Incorporated and NTL
                                 (Delaware), Inc.


Maturity......................   December 15, 2008.

Interest payment dates........   June 15 and December 15 of each year,
                                 commencing June 15, 1999.

Conversion....................   The convertible notes, unless previously
                                 redeemed, are convertible at the option of the holder of those notes at any time prior to maturity into shares of common stock of NTL
                                 Incorporated at a conversion price of $39.20 per share, subject to adjustment in certain events. See "Description of the convertible notes -- conversion."

Optional redemption...........   The convertible notes will be redeemable, in
                                 whole or from time to time in part, at NTL
                                 Communications Corp.'s option, on at least 30 but not more than 60 days' prior notice, at any time on or after December 15, 2001, at the redemption prices set forth in this prospectus together with accrued and unpaid interest and liquidated damages, if any, to the date of redemption. See "Description of the convertible notes -- optional redemption."

Subordination.................   The convertible notes are general unsecured
                                 obligations of NTL Communications Corp., NTL
                                 (Delaware), Inc. and NTL Incorporated and are subordinate in right of payment to all of NTL
                                 Communications Corp.'s, NTL (Delaware) Inc.'s and NTL Incorporated's existing and future senior debt as we define it in this prospectus.
                                 In addition, the convertible notes are
                                 effectively subordinated to all existing and future liabilities of their respective subsidiaries, partnerships and affiliated joint ventures, including trade payables.

Change of control.............   Upon a change of control as we define it in
                                 this prospectus, holders of the convertible notes will have the right, subject to some restrictions and conditions, to require NTL
                                 Communications Corp., NTL (Delaware), Inc. and
                                 NTL Incorporated to repurchase all or any part of the convertible notes at a purchase price equal to 101% of the principal amount of those notes together with accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

                                 NTL Communications Corp., NTL (Delaware), Inc. and NTL Incorporated may not have sufficient funds or the financial resources necessary to satisfy, or may be precluded by the terms governing their indebtedness from satisfying, their obligations to repurchase the convertible notes and other debt that may become repayable upon a change of control.

Use of proceeds...............   The selling securityholders will receive all of
                                 the net proceeds from the sale of the offered securities sold pursuant to this prospectus. We will not receive any proceeds from sales by the selling securityholders of the offered securities.

United States federal tax
   considerations.............   There are various federal income tax
                                 considerations associated with purchasing, holding and disposing of the convertible notes.
                                 See "United States federal tax considerations."

                                  RISK FACTORS


     You should consider carefully all of the information set forth and incorporated by reference in this prospectus. See "Where you can find more information about us." You should particularly evaluate the following risks before deciding to purchase the convertible notes or the common stock issuable on conversion of the convertible notes.


THE CONVERTIBLE NOTES ARE SUBORDINATED TO THE EXISTING AND FUTURE SENIOR DEBT OF NTL INCORPORATED, NTL (DELAWARE), INC. AND NTL COMMUNICATIONS CORP.

     Our obligations under the convertible notes are unsecured and are subordinated in right of payment to all our existing and future senior debt as that term is defined in the indenture governing the convertible notes. This means that we cannot make any payments on the convertible notes if we default on a payment of any of those senior debts. In the event of the bankruptcy, liquidation or dissolution of NTL Incorporated, NTL (Delaware), Inc. or NTL Communications Corp., our assets would be available to pay our obligations under the convertible notes only after all payments have been made on our senior debt. Our available assets may be insufficient to pay all of our creditors. You may receive nothing and are likely to receive proportionately less than the holders of our senior debt.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATION UNDER THE NOTES

     We are and, for the foreseeable future will continue to be, highly leveraged. The agreements which govern our existing indebtedness also allow us to assume additional debt. If our substantial indebtedness adversely affects our financial health we may not be able to fulfill our obligations under the notes.

     Our substantial indebtedness could adversely affect our financial health by, among other things:

     - increasing our vulnerability to adverse changes in general economic conditions or increases in prevailing interest rates particularly if any of our borrowings are at variable interest rates,

     - limiting our ability to obtain the additional financing we need to operate, develop and expand our business, and

     - requiring us to dedicate a substantial portion of our cash flow from operations to service our debt, which reduces the funds available for dividends, operations and future business opportunities.


IN SOME CIRCUMSTANCES INVOLVING A CHANGE OF CONTROL OF NTL COMMUNICATIONS CORP., WE WILL BE REQUIRED TO REPURCHASE SOME OF OUR INDEBTEDNESS INCLUDING THE CONVERTIBLE NOTES -- IF THIS OCCURS, WE MAY NOT HAVE THE FINANCIAL RESOURCES NECESSARY TO MAKE THOSE REPURCHASES


     We may under some circumstances involving a change of control of NTL Communications Corp. be obligated to offer to repurchase outstanding debt securities, including the convertible notes, before maturity. We cannot assure you that we will have available financial resources necessary to repurchase those securities in those circumstances.

THE ANTICIPATED CONSTRUCTION COSTS OF OUR NETWORK WILL INCREASE AS A RESULT OF OUR RECENT ACQUISITIONS AND WILL REQUIRE SUBSTANTIAL AMOUNTS OF ADDITIONAL FUNDING

     Following our recent acquisitions, our capital expenses and cost of operations for the development, construction and operation of our networks will significantly increase. We estimate that significant amounts of additional funding will be necessary to meet these capital expenditure and operational requirements.

     We cannot be certain that:


     - we will be able to obtain additional financing with acceptable terms;



     - we will satisfy conditions precedent to advances under future credit facilities; or


     - we will be able to generate sufficient cash from operations to meet capital requirements, debt service and other obligations when required.

     We do not have any firm additional financing plans to address the factors enumerated above.

WE WILL REQUIRE ADDITIONAL FINANCING BECAUSE WE DO NOT EXPECT TO GENERATE SUFFICIENT CASH FLOW TO REPAY AT MATURITY ALL OF OUR OUTSTANDING INDEBTEDNESS

     We anticipate that we will not generate sufficient cash flow from operations to repay at maturity all of our outstanding indebtedness. As a result, we will have to consider, among other things:

     - refinancing all or portions of that indebtedness,

     - seeking modifications to the terms of that indebtedness, and

     - seeking additional debt financing, which may require us to obtain the consent of some of our lenders.

     We cannot be certain that we will succeed in executing any of these measures.

WE CANNOT BE CERTAIN THAT WE WILL BE SUCCESSFUL IN INTEGRATING ACQUIRED BUSINESSES INTO OURS, OR THAT WE WILL REALIZE THE BENEFITS WE ANTICIPATE FROM ANY ACQUISITION


     We will continue to consider strategic acquisitions and combinations that involve operators or owners of licenses to operate cable, telephone, television or telecommunications systems or services and related businesses. If consummated, some of these transactions would significantly alter our holdings and might require us to incur substantial indebtedness. We cannot assure you that, with respect to the recent acquisitions, as well as any future acquisitions, that:



     - we will realize any anticipated benefits;



     - we will successfully integrate the businesses with our operations; or

     - we will manage such integration without adversely affecting NTL.


NTL INCORPORATED, NTL (DELAWARE), INC. AND NTL COMMUNICATIONS CORP. ARE HOLDING COMPANIES THAT ARE DEPENDENT UPON CASH FLOW FROM THEIR SUBSIDIARIES TO MEET THEIR OBLIGATIONS -- THEIR ABILITY TO ACCESS THAT CASH FLOW MAY BE LIMITED IN SOME CIRCUMSTANCES

     NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. are holding companies with no independent operations or significant assets other than their investments in and advances to their subsidiaries and affiliated joint ventures. The terms of existing and future indebtedness of their subsidiaries may limit the payment of dividends, loans and other distributions to them by their subsidiaries. NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. depend upon the receipt of sufficient funds from their subsidiaries and affiliated joint ventures to meet their obligations, including their obligations on the convertible notes.

     Your right to receive payments on the convertible notes could be adversely affected in the event of a bankruptcy of any of their subsidiaries. Following the liquidation of a subsidiary or joint venture of NTL Incorporated, NTL (Delaware), Inc. or NTL Communications Corp., the creditors of that subsidiary or joint venture will generally be entitled to be paid in full before NTL Incorporated, NTL (Delaware), Inc. or NTL Communications Corp., as the case may be, is entitled to a distribution of any assets in the liquidation.

WE HAVE HISTORICALLY INCURRED LOSSES AND GENERATED NEGATIVE CASH FLOWS AND CANNOT ASSURE YOU THAT WE WILL BE PROFITABLE IN THE FUTURE

     Construction and operating expenditures have resulted in negative cash flow, which we expect will continue at least until we establish an adequate customer base. We also expect to incur substantial additional losses. We cannot assure you that we will achieve or sustain profitability in the future. Failure to achieve profitability could diminish our ability to sustain our operations and obtain additional required funds. In addition, a failure to achieve or sustain profitability would adversely affect our ability to make required payments on our indebtedness, including the convertible notes.


NTL COMMUNICATIONS CORP. AND NTL (DELAWARE), INC. HAVE HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS AND THEIR EARNINGS IN THE FUTURE MAY NOT BE SUFFICIENT TO COVER THOSE FIXED CHARGES, INCLUDING OUR OBLIGATIONS ON THE CONVERTIBLE NOTES


     For the three months ended March 31, 2000 and the years ended December 31, 1999, 1998, 1997, 1996 and 1995, NTL Communications Corp.'s earnings were insufficient to cover fixed charges by approximately $344.9 million, $783.7 million, $535.0 million, $350.9 million, $268.9 million and $112.4 million, respectively. NTL Communications Corp.'s earnings for the years ended December 31, 1998 and 1997 were insufficient to cover combined fixed charges and preferred stock dividends by approximately $553.8 million and $362.9 million, respectively. For the three months ended March 31, 2000 and the years ended December 31, 1999, 1998, 1997, 1996 and 1995, NTL (Delaware), Inc.'s earnings were insufficient to cover fixed charges by approximately $416.5 million, $809.8 million, $535.0 million, $350.9 million, $268.9 million and $112.4 million, respectively. NTL (Delaware), Inc.'s earnings for the three months ended March 31, 2000 and for the years ended December 31, 1999, 1998 and 1997 were insufficient to cover combined fixed charges and preferred stock dividends by approximately $435.4 million, $883.5 million, $553.8 million and $362.9 million, respectively. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest. Our earnings in the future may not be sufficient to cover those fixed charges, including our obligations associated with the convertible notes.

WE ARE SUBJECT TO SIGNIFICANT COMPETITION, WHICH WE EXPECT TO INTENSIFY, IN EACH OF OUR BUSINESS AREAS -- IF WE ARE UNABLE TO COMPETE SUCCESSFULLY OUR FINANCIAL HEALTH COULD BE ADVERSELY AFFECTED

     We face significant competition from established and new competitors in each of our businesses. As existing technology develops and new technologies emerge, we believe that competition will intensify in each of these business areas, particularly business telecommunications and the Internet. Some of our competitors have substantially greater financial and technical resources than we do. If we are unable to compete successfully our financial condition and results of operations could be adversely affected.


OUR PRINCIPAL BUSINESSES ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, INCLUDING PRICING REGULATION, WHICH MAY CHANGE IN A MANNER THAT ADVERSELY EFFECTS US


     Our principal business activities in the UK are regulated and supervised by various governmental bodies. Changes in laws, regulations or governmental policy or the interpretations of those laws or regulations affecting our activities and those of our competitors, such as licensing requirements, changes in price regulation and deregulation of interconnection arrangements, could have a material adverse effect on us.

     In addition, we are also subject to regulatory initiatives of the European Commission. Changes in EU Directives may reduce the range of programing and increase the costs of purchasing television programming or require us to provide access to our cable network infrastructure to other service providers, which could have a material adverse effect on us.

OUR BROADCAST SERVICES BUSINESS IS DEPENDENT UPON SITE SHARING ARRANGEMENTS WITH OUR PRINCIPAL COMPETITOR

     As a result of, among other factors, a natural shortage of potential transmission sites and the difficulties in obtaining planning permission for erection of further masts, the Castle Tower Corporation Consortium and NTL have made arrangements to share a large number of sites. We cannot assure you that the site sharing arrangements will not be terminated. Termination of the site sharing arrangements would have a material adverse effect on us.

     Under the present arrangements, one of the parties is the owner, lessor or licensor of each site and the other party is entitled to request a license to use specified facilities at that site. Each site license granted pursuant to the site sharing agreement is for an initial period expiring on December 31, 2005, subject to title to the site and to the continuation in force of the site sharing agreement. Each site sharing agreement provides that, if requested by the sharing party, it will be extended for further periods. Either party may terminate the agreement by 5 years' notice in writing to the other expiring on December 31, 2005 or at any date which is a date 10 years or a multiple of 10 years after December 31, 2005.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD HAVE A MATERIAL ADVERSE EFFECT ON US

     We have experienced rapid growth and development in a relatively short period, and we plan to meet our strategic objectives and regulatory milestones. Management of that growth will require, among other things:

     - stringent control of construction and other costs,

     - continued development of our financial and management controls,

     - increased marketing activities, and

     - the training of new personnel.

     Failure to manage our rapid growth and development successfully could have a material adverse effect on us.

WE ARE DEPENDENT UPON A SMALL NUMBER OF KEY PERSONNEL

     A small number of key executive officers manage our businesses, and the loss of one or more of them could have a material adverse effect on us. We believe that our future success will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel. We have not entered into written employment contracts or non-compete agreements with, nor have we obtained life insurance policies covering, those key executive officers. Some of our senior managers also serve as members of senior management of other companies in the telecommunications business which may reduce the amount of time they are able to dedicate to our businesses.

THE TELECOMMUNICATIONS INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES AND WE CANNOT PREDICT THE EFFECT OF ANY CHANGES ON OUR BUSINESSES

     The telecommunications industry is subject to rapid and significant changes in technology and we cannot predict the effect of technological changes on our businesses. However, the cost of implementation for emerging and future technologies could be significant, and our ability to fund such implementation may depend on our ability to obtain additional financing.

WE ARE SUBJECT TO CURRENCY RISK BECAUSE WE OBTAIN A SUBSTANTIAL AMOUNT OF FINANCING IN US DOLLARS BUT GENERALLY GENERATE REVENUES AND INCUR EXPENSES IN OTHER CURRENCIES

     We will encounter currency exchange rate risks because we generate revenues and incur construction and operating expenses primarily in British pounds sterling while we pay interest and principal obligations with respect to most of our existing indebtedness in United States dollars. We cannot assure you that any hedging transaction we might enter into will be successful and that shifts in the currency exchange rates will not have a material adverse effect on us.

WE DO NOT INSURE THE UNDERGROUND PORTION OF OUR CABLE NETWORK

     We obtain insurance of the type and in the amounts that we believe are customary in the UK for similar companies. Consistent with this practice, we do not insure the underground portion of our cable network. Substantially all of our cable network is constructed underground. Any catastrophe that affects a significant portion of one of our system's underground cable network would result in substantial uninsured losses.

SOME PROVISIONS OF NTL COMMUNICATIONS CORP.'S INDENTURES MAY DELAY OR PREVENT TRANSACTIONS INVOLVING A CHANGE OF CONTROL

     Some provisions of the indenture and the indentures governing NTL Communications Corp.'s senior notes may have the effect of delaying or preventing transactions involving a change of control of NTL, including transactions in which stockholders might otherwise receive a possible substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

     NTL Incorporated's restated certificate of incorporation contains various provisions which may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover, making it more difficult to remove or change the composition of our incumbent board of directors and our officers, being adverse to stockholders who desire to participate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices. As a result of the provisions of NTL Incorporated's restated certificate of incorporation and the ownership of NTL, no change of control requiring stockholder approval is possible without the consent of the owners of its rights preferred stock.

THE INSTRUMENTS GOVERNING SOME OF OUR INDEBTEDNESS MAY INDIRECTLY LIMIT NTL INCORPORATED'S ABILITY TO PAY DIVIDENDS

     The indentures governing NTL Communications Corp.'s senior notes impose limitations on the payment of dividends to NTL Incorporated and consequently restrict NTL Incorporated's ability to pay dividends on its common stock. Further, the terms of the new credit facility restrict, and the terms of other future indebtedness of our subsidiaries may, subject to the terms of the indentures governing the senior notes, restrict, the ability of some of our subsidiaries to distribute earnings to NTL Communications Corp. or make other payments to NTL Communications Corp.

     Before our recent corporate restructurings, NTL Communications Corp. never paid cash dividends on its common stock and NTL Incorporated has never paid cash dividends on its common stock. In addition, the payment of any dividends by NTL Incorporated in the future will be at the discretion of its board of directors and will depend upon, among other things, future earnings, operations, capital requirements, its general financial condition and the general financial condition of our subsidiaries and general business conditions.

THE MARKET PRICE OF THE COMMON STOCK AND THE CONVERTIBLE NOTES IS SUBJECT TO VOLATILITY

     The market price of the common stock has been subject to volatility and, in the future, the market price of the common stock and the convertible notes could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results, our earnings releases and our competitors' earnings releases, announcements of technological innovations, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

LACK OF PUBLIC MARKET FOR THE CONVERTIBLE NOTES

     There has been no public market for the convertible notes prior to the offering of the convertible notes in December 1998. The registration rights agreement does not obligate us to keep the registration statement of which this prospectus forms a part effective beyond the second anniversary of the date of issuance of the convertible notes. Although the initial purchasers have advised us that they currently intend to make a market in the convertible notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the ongoing development or liquidity of any market that may develop for the convertible notes.

YOU SHOULD BE AWARE THAT ACTUAL RESULTS OR OUTCOMES MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENTS INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS

     This prospectus includes or incorporates by reference projections of broadcast transmission revenues, build-out results and other forward-looking statements, including those using words such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. In reviewing that forward-looking information you should keep in mind that actual results may differ materially from those expressed or implied in those forward-looking statements. Important assumptions and factors that could cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in or expressed or implied by such projections and forward-looking statements include those specified in this risk factors section, as well as

     - industry trends,

     - our ability to

       -- continue to design network routes and install facilities,

       -- obtain and maintain any required government licenses or approvals,

       -- finance construction and development,

       all in a timely manner, at reasonable costs and on satisfactory terms and conditions,

     - assumptions about

       -- customer acceptance,

       -- churn rates,

       -- overall market penetration and competition from providers of alternative services, and

       -- availability, terms and deployment of capital.

     We assume no obligation to update projections or other forward-looking statements to reflect actual funding requirements, capital expenditures and results, changes in assumptions or in the factors affecting such projections or other forward-looking statements. We cannot assure you that:

     - any financings will be obtained when required, on acceptable terms or at all;

     - actual amounts required to complete our planned build out will not exceed the amount we estimate or that additional financing substantially in excess of that amount will not be required; (see -- "The anticipated construction costs of our network will increase as a result of our recent acquisitions and will require substantial amounts of additional funding");

     - we will not acquire franchises, licenses or other new businesses that would require additional capital;


     - operating cash flow will meet expectations or that we will be able to access such cash from our subsidiaries' operations to meet any unfunded portion of our capital requirements when required or to satisfy the terms of the notes, or our other debt instruments and agreements for the incurrence of additional debt financing (see the risk factor titled, "-- NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. are holding companies that are dependent upon cash flow from their subsidiaries to meet their obligations -- their ability to access that cash flow may be limited in some circumstances and your right to receive payments on the notes could be adversely affected in the event of a bankruptcy of any of their subsidiaries");

     - our subsidiaries will not incur losses from their exposure to exchange rate fluctuations or be adversely affected by interest rate fluctuations (see the risk factor titled, "-- We are subject to currency risk because we obtain a substantial amount of financing in US dollars but generally generate revenues and incur expenses in pounds sterling");


     - there will not be adverse changes in applicable United States, United Kingdom, Australian, Irish, French, Swiss or Bermuda tax laws; or

     - the effects of monetary union in Europe will not be materially adverse to us.

All forward-looking statements included or incorporated by reference in this prospectus are expressly qualified by the foregoing.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the securities sold pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                      DESCRIPTION OF THE CONVERTIBLE NOTES

GENERAL


     The convertible notes were issued under an indenture dated as of December 16, 1998, by and between NTL Communications Corp. and The Chase Manhattan Bank, as trustee, as supplemented by a first supplemental indenture, dated March 31, 1999, between NTL Incorporated, NTL Communications Corp. and the trustee, as further supplemented by a second supplemental indenture, dated March 16, 2000, between NTL Incorporated, NTL Communications Corp. and the trustee, and as further amended by a third supplemental indenture, dated May 17, 2000 between NTL Incorporated, NTL Communications Corp. and NTL Holdings Inc. The original and the first supplemental indenture and the registration rights agreement are filed as exhibits to the prior registration statement which is incorporated by reference into this combined prospectus, and the second and third supplemental indenture are filed as exhibits to the registration statement of which this prospectus forms a part. The following summary of selected provisions of the convertible notes, the indenture and the registration rights agreement is not complete and is qualified in its entirety by reference to the provisions of the convertible notes, the indenture and the registration rights agreement, including the definitions in the indenture of some of the terms used below. The definitions of some terms used in the following summary are set forth below under "-- Selected definitions."


     The convertible notes are general unsecured obligations of NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp., subordinated in right of payment to all existing and future senior debt of NTL Communications Corp., NTL Incorporated, NTL (Delaware), Inc. and as described under
"-- Subordination of convertible notes" and convertible into common stock of NTL Incorporated as described under "-- Conversion." The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt or issuance or repurchase of securities of NTL Incorporated, NTL (Delaware), Inc. or NTL Communications Corp.

     The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction or a change in control of NTL Communications Corp. except to the extent described under "-- Repurchase at the option of holders."


     The operations of NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. are conducted through their respective subsidiaries, partnerships and joint ventures. As a result, NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. each is dependent upon the cash flow of its subsidiaries, partnerships and affiliated joint ventures to meet its obligations, including its obligations under the convertible notes. As a result, the convertible notes are effectively subordinated to all existing and future liabilities of NTL Incorporated's, NTL (Delaware), Inc.'s and NTL Communications Corp.'s subsidiaries, partnerships and affiliated joint ventures, including trade payables.


     In this section of the prospectus "Description of the Convertible Notes," references to NTL are to NTL Communications Corp. only and not to any of its subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The convertible notes are limited to $600,000,000 aggregate principal amount. The convertible notes bear interest from December 16, 1998, at the rate of 7% per annum and mature on December 15, 2008.

     Interest on the convertible notes is payable semiannually on June 15 and December 15 of each year (each an "Interest Payment Date"), commencing on June 15, 1999, to holders of record at the close of business on June 1 or December 1 (each a "Regular Record Date") immediately preceding such Interest Payment Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     Interest on the convertible notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

     The convertible notes are payable both as to principal interest and Liquidated Damages, if any, at the office or agency of NTL maintained for such purpose within the City and State of New York or, at the option of NTL, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses set forth in the register of holders of convertible notes. However, a holder of convertible notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder if such holder previously specified in writing to NTL and the paying agent wire transfer instructions. Until otherwise designated by NTL, NTL's office or agency in New York will be the office of the Trustee maintained for such purpose. The convertible notes were issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     Except as referred to in this prospectus under "-- Optional tax redemption," the convertible notes are redeemable, in whole or from time to time in part, in any integral multiple of $1,000, at the option of NTL at any time on or after December 15, 2001, at the following redemption prices, expressed as percentages of the principal amount set forth below, upon not less than 30 nor more than 60 days' prior notice, if redeemed during the 12-month period beginning December 15 of the years indicated:

                                                            REDEMPTION
YEAR                                                          PRICE
----                                                        ----------
2001......................................................   104.375%
2002......................................................   103.500
2003......................................................   102.625
2004......................................................   101.750
2005......................................................   100.875
2006 and thereafter.......................................   100.000%

In the case of a redemption of any convertible notes referred to under "-- Optional tax redemption," redemption of such convertible notes shall be made at the principal amount thereof together with accrued and unpaid interest and Liquidated Damages, if any, to the applicable redemption date.

OPTIONAL TAX REDEMPTION

     The convertible notes may be redeemed at the option of NTL, in whole but not in part, upon not less than 30 nor more than 60 days' prior notice, at any time at a redemption price equal to the principal amount of those notes together with accrued and unpaid interest to the date fixed for redemption if after the date on which the provisions described under "-- Additional amounts" become applicable (the "Relevant Date") there has occurred any change in or amendment to the laws (or any regulations or official rulings promulgated thereunder) of the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, (or any political subdivision or taxing authority thereof or therein), or any change in or amendment to the official application or interpretation of such laws, regulations or rulings (a "Change in Tax Law") which becomes effective after the Relevant Date, as a result of which NTL is or would be so required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the convertible notes with respect to withholding taxes imposed by the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, (or any political subdivision or taxing authority thereof or therein)(a "Withholding Tax") and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was imposed on the Relevant Date; provided, however, that

         (1) this paragraph shall not apply to the extent that, at the Relevant Date it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, as the case may be, been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, Netherlands Antilles, Bermuda or the Cayman Islands, was to occur after the Relevant Date,

         (2) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which NTL would be obliged to pay such Additional Amounts were a payment in respect of the Convertible Notes then due,

         (3) at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect and

         (4) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to NTL.

     The convertible notes may also be redeemed, in whole but not in part, at any time at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date fixed for redemption if the person formed after the Relevant Date by a consolidation, amalgamation, reorganization or reconstruction (or other similar arrangement) of NTL or the person into which NTL is merged after the Relevant Date or to which NTL conveys, transfers or leases its properties and assets after the Relevant Date substantially as an entirety (collectively, a "Subsequent Consolidation") is required, as a consequence of such Subsequent Consolidation and as a consequence of a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands occurring after the date of such Subsequent Consolidation to pay Additional Amounts with respect to Withholding Tax on the Convertible Notes and such Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was or would have been imposed on the date of such Subsequent Consolidation; provided, however, that this paragraph shall not apply to the extent that, at the date of such Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in the United Kingdom been sought, that a Change in Tax Law in the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands was to occur after such date. NTL will also pay, or make available for payment, to holders on the redemption date any Additional Amounts (as described, but subject to the exceptions referred to, under "Additional Amounts") resulting from the payment of such redemption price.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the option of holders," NTL is not required to make mandatory redemption or sinking fund payments with respect to the convertible notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Upon the occurrence of a Change of Control, each holder of convertible notes shall have the right to require NTL to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Convertible Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Change of Control Payment Date (the "Change of Control Payment"). Within 40 days following any Change of Control, NTL shall mail a notice to each holder stating:

         (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Convertible Notes tendered will be accepted for payment;

         (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the "Change of Control Payment Date");

         (3) that any convertible notes not tendered will continue to accrue interest;

         (4) that, unless NTL defaults in the payment of the Change of Control Payment, all convertible notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

         (5) that holders electing to have any convertible notes purchased pursuant to a Change of Control Offer will be required to surrender the convertible notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the convertible notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

         (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that such holder is withdrawing his election to have such convertible notes purchased; and

         (7) that holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

     NTL will comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a Change of Control.

     On the Change of Control Payment Date, NTL will, to the extent lawful,

         (1) accept for payment convertible notes or portions thereof tendered pursuant to the Change of Control Offer,

         (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all convertible notes or portions thereof so tendered and

         (3) deliver or cause to be delivered to the Trustee the convertible notes so accepted together with an officers' certificate stating the convertible notes or portions thereof tendered to NTL. The paying agent shall promptly mail to each holder of convertible notes so accepted for payment (or, if such holder of convertible notes holds an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder if such holder previously specified in writing to NTL and the paying agent) an amount equal to the purchase price for such convertible notes, and the trustee shall promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any; provided that each such new convertible note shall be in a principal amount of $1,000 or an integral multiple thereof. NTL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the indenture does not contain any other provisions that permit the holders of the convertible notes to require that NTL repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. Although the indenture contains several covenants, including the provision described under "-- Merger, Consolidation or Sale of

Assets" below, the provisions of the indenture may not necessarily afford holders of the convertible notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving NTL that may adversely affect the holders of the convertible notes.

     The Change of Control Offer requirement of the convertible notes may in certain circumstances make more difficult or discourage a takeover of NTL, and, thus, the removal of incumbent management. The Change of Control Offer requirement, however, is not the result of management's knowledge of any specific effort to accumulate NTL's stock or to obtain control of NTL by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of antitakeover provisions. Instead, the Change of Control Offer requirement is a result of negotiations between NTL and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that NTL would decide to do so in the future. Subject to the limitations discussed below, NTL could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect NTL's capital structure or credit ratings.

     Change of control provisions are contained in each of the indentures for NTL's outstanding senior notes and NTL Incorporated's and NTL (Delaware), Inc.'s outstanding convertible notes. The indentures for the Existing Convertible Notes, NTL Incorporated's and NTL (Delaware), Inc's 5 3/4% convertible subordinated notes due 2009 for the outstanding indebtedness of Diamond and for the Partners 11.20% Debentures also contain change of control provisions.

     NTL's ability to pay cash to the holders of Convertible Notes pursuant to a Change of Control Offer may be limited by NTL's then existing financial resources. See "Risk Factors -- Our substantial leverage could adversely affect our financial health and prevent us from fulfilling our obligation under the notes" and "-- NTL Incorporated and NTL Communications Corp. are holding companies that are dependent upon cash flow from their subsidiaries to meet their obligations -- their ability to access that cash flow may be limited in some circumstances." NTL's credit facility does, and any future credit agreements or other agreements relating to indebtedness of NTL may, contain prohibitions or restrictions on NTL's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, NTL could seek the consent of its lenders to the purchase of the convertible notes and other indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain such prohibition. If NTL does not obtain such a consent or repay such borrowings, NTL will be effectively prohibited from purchasing the convertible notes. In such case, NTL's failure to purchase tendered convertible notes would constitute an Event of Default under the indenture. Moreover, the events that constitute a Change of Control under the indenture constitute events of default under NTL's credit facility and may also constitute events of default under future debt instruments or credit agreements of NTL or NTL's subsidiaries. Such events of default may permit the lenders under such debt instruments or credit agreements to accelerate the debt and, if such debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of NTL's subsidiaries. Any such enforcement may limit NTL's ability to raise cash to repay or repurchase the convertible notes.

     For the reasons described in the three immediately preceding paragraphs, there can be no assurance that NTL will be able to repurchase the convertible notes upon a Change of Control.

     The Board of Directors of NTL may not, by itself, waive or modify the Change of Control provisions of the indenture. All the provisions of the indenture, including the Change of Control provision, may only be waived or modified pursuant to the provisions described under "-- Amendment, supplement and waiver" below.

SELECTION AND NOTICE

     If less than all of the convertible notes are to be redeemed at any time, selection of convertible notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the convertible notes are listed, or, if the convertible notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate, provided that no convertible notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days, prior to the redemption date to each holder of convertible notes to be redeemed at its registered address. If any convertible note is to be redeemed in part only, the notice of redemption that relates to such convertible note shall state the portion of the principal amount thereof to be redeemed. A new convertible note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

CONVERSION

     The holder of any convertible note has the right, exercisable at any time prior to maturity, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of common stock of NTL Incorporated at the conversion price of $39.20, subject to adjustment as described below (the "Conversion Price"), except that if a convertible note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. As a result of the adjustments described above, after the recent corporate restructurings, the convertible notes became convertible into shares of NTL Incorporated common stock instead of shares of NTL Communications Corp. common stock and, as a consequence, the adjustments described below relate to NTL Incorporated instead of NTL Communications Corp. Upon conversion, no adjustment or payment will be made for interest, but if any holder surrenders a convertible note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the opening of business on the next interest payment date, then, notwithstanding such conversion, the interest payable on such interest payment date will be paid to the registered holder of such convertible note on such record date. In such event, such convertible note, when surrendered for conversion, need not be accompanied by payment of an amount equal to the interest payable on such interest payment date on the portion so converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

     The indenture provides that the Conversion Price is subject to adjustment upon the occurrence of certain events, including:

         (1) the issuance of shares of common stock as a dividend or distribution on the common stock;

         (2) the subdivision or combination of the outstanding common stock;

         (3) the issuance to substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share, as defined;

         (4) the distribution of shares of capital stock of NTL Incorporated (other than common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (5) below) to all holders of common stock;

         (5) the distribution, by dividend or otherwise, of cash to all holders of common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of its common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments in respect of each tender offer or other negotiated transaction by NTL Incorporated or any of its Subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 10% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of common stock outstanding on such date;

         (6) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by NTL Incorporated or any of its subsidiaries for common stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a conversion price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by NTL Incorporated or any of its subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 10% of the product of the current market price per share on the expiration of such tender offer times the number of shares of common stock outstanding on such date; and

         (7) the distribution to substantially all holders of common stock of rights or warrants to subscribe for securities (other than those referred to in clause (3) above). In the event of a distribution to substantially all holders of common stock of rights to subscribe for additional shares of Incorporated's capital stock (other than those referred to in clause (3) above), NTL may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a convertible note who converts such convertible note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of common stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

     If NTL Incorporated reclassifies or changes its outstanding common stock, or consolidates with or merges into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted the convertible notes immediately before the effective date of the transaction.

     The indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

     In the indenture, the "current market price" per share of common stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of

         (1) 30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination (as defined in the indenture) or

         (2) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

     NTL is permitted to make such reductions in the Conversion Price as it, in its discretion, determines to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by NTL Incorporated to its stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

     The convertible notes are subordinate in right of payment to all existing and future Senior Debt. The indenture does not restrict the amount of Senior Debt or other Indebtedness of NTL or any Subsidiary of NTL.

     The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right of payment to the prior payment in full of all Senior Debt of NTL. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including, without limitation, any payments on the Change of Control Offer, and no redemption, purchase or other acquisition of the convertible notes may be made unless

     (1) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, and

     (2) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued, any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable.

     In addition, the indenture provides that if any of the holders of any issue of Senior Debt notify (the "Payment Blockage Notice") NTL and the trustee that a default has occurred giving the holders of such Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest, Liquidated Damages, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of

     (A) the date on which such event of default shall have been cured or waived or

     (B) 180 days from the date notice is received.

     Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and known to the person giving such notice at the time of such notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless such event of default or such other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

     Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of NTL or acceleration of the principal amount due on the convertible notes because of an Event of Default, all Senior Debt must be paid in full before the holders of the convertible notes are entitled to any payments whatsoever.

     As a result of these subordination provisions, in the event of NTL's insolvency, holders of the convertible notes may recover ratably less than general creditors of NTL.

     If payment of the convertible notes is accelerated because of an Event of Default, NTL or the Trustee shall promptly notify the holders of Senior Debt or the trustee(s) for such Senior Debt of the acceleration. NTL may not pay the convertible notes until five days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the convertible notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     The convertible notes are obligations exclusively of NTL. Since the operations of NTL are conducted through its Subsidiaries, the cash flow and the consequent ability to service debt, including the convertible notes, of NTL, are dependent upon the earnings of its Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, NTL. The payment of dividends and the making of loans and advances to NTL by its Subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those Subsidiaries and are subject to various business considerations.

     Any right of NTL to receive assets of any of its Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that NTL is itself recognized as a creditor of such Subsidiary, in which case the claims of NTL would still be subordinate to any security interests in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by NTL.

     The indenture does not limit the amount of additional indebtedness, including Senior Debt, which NTL can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities which any Subsidiary can create, incur, assume or guarantee.

     In the event that, notwithstanding the foregoing, the trustee or any holder of convertible notes receives any payment or distribution of assets of NTL of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Debt.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The indenture provides that NTL may not consolidate or merge with or into (whether or not NTL is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another corporation, person or entity unless

         (1) NTL is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than NTL) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda, the Cayman Islands or of the United States, any state thereof or the District of Columbia;

         (2) the entity or person formed by or surviving any such consolidation or merger (if other than NTL) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the Obligations (including the due and punctual payment of Additional Amounts if the surviving corporation is a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands) of NTL under the convertible notes and the indenture, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

         (3) immediately after such transaction no Default or Event of Default exists;

         (4) NTL or any entity or person formed by or surviving any such consolidation or merger or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made will have a ratio of Indebtedness to Annualized Pro Forma EBITDA equal to or less than the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding the transaction; provided, however, that, if the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL immediately preceding such transaction is 6:1 or less, then the ratio of Indebtedness to Annualized Pro Forma EBITDA of NTL may be 0.5 greater than such ratio immediately preceding such transaction; and

         (5) such transaction would not result in the loss of any material authorization or Material License of NTL or its Subsidiaries.

ADDITIONAL AMOUNTS

     The following provisions of this paragraph will apply only in the event that NTL becomes, or a successor to NTL is, a corporation organized or existing under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands. All payments made by NTL on the convertible notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of whatever nature unless the deduction or withholding of such taxes, duties, assessments or governmental charges is then required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands (or any political subdivision or taxing authority thereof or therein) shall at any time be required in respect of any amounts to be paid by NTL under the convertible notes, NTL will pay or cause to be paid such additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of a convertible note after such deduction or withholding shall be not less than the amounts specified in such convertible note to which such holder is entitled; provided, however, that NTL shall not be required to make any payment of Additional Amounts for or on account of:

         (1) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for

               (a) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, nominee, trust, partnership or corporation), other than the holding of a convertible note or the receipt of amounts payable in respect of a convertible note and the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands or any political subdivision or taxing authority thereof or therein, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or

               (b) the presentation of a convertible note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the convertible note been presented on the last day of such period of 30 days;

         (2) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder of a convertible note, or, if different, the beneficial owner of the interest payable on a convertible note, with a timely request of NTL addressed to such holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing jurisdiction of such holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction a precondition to exemption from all or part of such tax, assessment or governmental charge;

         (3) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

         (4) any tax, assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount at maturity, redemption amount, Change of Control Payment, interest with respect to a convertible note or withholding from the proceeds of a sale or exchange of a convertible note;

         (5) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal amount at maturity, redemption amount, Change of Control Payment or interest with respect to a convertible note, if such payment can be made, and is in fact made, without such withholding by any other Paying Agent located inside the United States;

         (6) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a convertible note to the extent that the beneficial owner would not have been entitled to the payment of any such Additional Amounts had the beneficial owner directly held such convertible note;

         (7) any combination of items (1), (2), (3), (4), (5) and (6) above;

nor shall Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any convertible note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor would not have been entitled to any Additional Amounts had such beneficiary or settlor been the holder of such convertible note. All references to interest on the convertible notes in the indenture or the convertible notes shall include any Additional Amounts payable to NTL pursuant to this paragraph.

REPORTS

     Whether or not required by the rules and regulations of the Commission, so long as any convertible notes are outstanding, NTL will file with the Commission and furnish to the holders of the convertible notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or the equivalent thereof under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for foreign private issuers in the event NTL becomes a corporation organized under the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands), including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and with respect to the annual information only, a report thereon by NTL's certified independent accountants, in each case, as required by the rules and regulations of the Commission as in effect on the Issuance Date.

EVENTS OF DEFAULTS AND REMEDIES

     The indenture provides that each of the following constitutes an Event of
Default:

         (1) default for 30 days in the payment when due of interest (and Additional Amounts, if applicable) on the convertible notes;

         (2) default in payment when due of principal on the convertible notes;

         (3) failure by NTL, NTL Incorporated or NTL (Delaware), Inc. to comply with the provisions described under "-- Repurchase at the option of the holders";

         (4) failure by NTL for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the convertible notes;

         (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by NTL or any of its Restricted Subsidiaries (or the payment of which is guaranteed by NTL or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more;

         (6) failure by NTL or any Restricted Subsidiary of NTL to pay final judgements (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $5 million, which judgments are not stayed within 60 days after their entry;

         (7) certain events of bankruptcy or insolvency with respect to NTL or any of its Material Subsidiaries; and

         (8) the revocation of a Material License.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provisions limiting payment described in "-- Subordination of convertible notes." Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to NTL or any Material Subsidiary, all outstanding convertible notes will become due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the convertible notes then outstanding by notice to the trustee may on behalf of the holders of all of the convertible notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the convertible notes.

     NTL is required to deliver to the trustee annually a statement regarding compliance with the indenture, and NTL is required, upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of NTL, as such, shall have any liability for any Obligations of NTL under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

BOOK-ENTRY, DELIVERY AND FORM

     The convertible notes sold within the United States to qualified institutional buyers were issued in the form of one or more global notes. The global notes were deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are Participants in such system or indirectly through organizations that are Participants in such system.

     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

     NTL expects that pursuant to procedures established by DTC ownership of the convertible notes evidenced by the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants), DTC's Participants and DTC's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer convertible notes evidenced by the global notes will be limited to such extent.

     So long as the global note holder is the registered owner of any convertible notes, the global note holder will be considered the sole holder under the indenture of any convertible notes evidenced by the global notes. Beneficial owners of convertible notes evidenced by the global notes will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither NTL nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the convertible notes.

     Payments in respect of the principal of, interest and Liquidated Damages, if any, on any convertible notes registered in the name of the global note holder on the applicable record date will be payable by the Trustee to or at the direction of the global note holder in its capacity as the registered holder under the Indenture. Under the terms of the indenture, NTL and the trustee may treat the persons in whose names convertible notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither NTL nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of convertible notes (including principal, interest and Liquidated Damages, if any). NTL believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Convertible Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

CERTIFICATED NOTES

     The convertible notes sold to a limited number of "accredited investors" (as defined in Rule 501(a)(1), (2), (3), (4) or (7) under the Securities Act) were issued in the form of registered definitive certificates. Furthermore, subject to certain conditions, any person having a beneficial interest in the global notes may, upon request to the trustee, exchange such beneficial interest for convertible notes evidenced by certificated securities. Upon any such issuance, the trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if

         (1) NTL notifies the trustee in writing that DTC is no longer willing or able to act as a depositary and NTL is unable to locate a qualified successor within 90 days or

         (2) NTL, at its option, notifies the trustee in writing that it elects to cause the issuance of convertible notes in the form of certificated securities under the Indenture, then, upon surrender by the global note holder of its global notes, convertible notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related convertible notes.

     Neither NTL nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of convertible notes and NTL and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange convertible notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and NTL may require a holder to pay any taxes and fees required by law or permitted by the indenture. NTL is not required to transfer or exchange any convertible note selected for redemption. Also, NTL is not required to transfer or exchange any convertible note for a period of 15 days before a selection of convertible notes to be redeemed.

     The registered holder of a convertible note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding convertible notes (including consents obtained in connection with a tender offer or exchange offer for convertible notes), and any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding convertible notes (including consents obtained in connection with a tender offer or exchange offer for convertible notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any convertible notes held by a nonconsenting holder of convertible notes)

         (1) reduce the principal amount of convertible notes whose holders must consent to an amendment, supplement or waiver,

         (2) reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the redemption of the convertible notes,

         (3) reduce the rate of or change the time for payment of interest on any Convertible Note,

         (4) waive a default in the payment of principal of or interest or Liquidated Damages, if any, on any convertible notes (except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration),

         (5) make any convertible note payable in money other than that stated in the convertible notes,

         (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of convertible notes to receive payments of principal of or interest or Liquidated Damages, if any, on the convertible notes,

         (7) waive a redemption payment with respect to any convertible note,

         (8) impair the right to convert the convertible notes into common stock,

         (9) modify the conversion or subordination provisions of the indenture in a manner adverse to the holders of the convertible notes or

         (10) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of convertible notes, NTL and the trustee may amend or supplement the indenture or the convertible notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated convertible notes in addition to or in place of certificated convertible notes, to provide for the assumption of NTL's obligations to holders of the convertible notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to maintain the qualification of the indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The indenture contains certain limitations on the rights of the trustee, should it become a creditor of NTL, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding convertible notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an Event of Default shall occur (which shall not have been cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the indenture and the Registration Rights Agreement without charge by writing to NTL, 110 East 59th Street, New York, New York 10022, Attention: Richard J. Lubasch, Esq., Executive Vice President, General Counsel and Secretary.

DEFINITIONS

     Set forth below are selected defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this "Description of the Convertible Notes" section of the prospectus for which no definition is provided.

     "Annualized Pro Forma EBITDA" means, with respect to any person, such person's Pro Forma EBITDA for the latest fiscal quarter multiplied by four.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

     "Change of Control" means

         (1) the sale, lease or transfer of all or substantially all of the assets of NTL to any "Person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder),

         (2) the approval by the requisite stockholders of NTL of a plan of liquidation or dissolution of NTL,

         (3) any "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any Permitted Holder, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all classes of the voting stock of NTL and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of NTL is substantially the same immediately after such transaction as it was immediately prior to such transaction, or

         (4) during any period of two consecutive years, individuals who at the beginning of such period constituted NTL's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of NTL was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of NTL's Board of Directors then in office.

     "Consolidated Interest Expense" means, for any person, for any period, the amount of interest in respect of Indebtedness (including amortization of original issue discount, amortization of debt issuance costs, and noncash interest payments on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Interest Rate Agreement, however denominated, with respect to such Indebtedness), the amount of Redeemable Dividends, Restricted Subsidiary Preferred Stock Dividends and the interest component of rentals in respect of any capital lease obligation paid, in each case whether accrued or scheduled to be paid or accrued by such person and its Subsidiaries (other than Non-Restricted Subsidiaries) during such period to the extent such amounts were deducted in computing Consolidated Net Income, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, interest on a capital lease obligation shall be deemed to accrue at an interest rate reasonably determined by such person to be the rate of interest implicit in such capital lease obligation in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries (other than Non-Restricted Subsidiaries) for such period, on a consolidated basis, determined in accordance with GAAP; provided that

         (1) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,

         (2) the Net Income of any person that is a Subsidiary (other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a Wholly Owned Subsidiary,

         (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and

         (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Default" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Convertible Notes mature.

     "EBITDA" means, for any person, for any period, an amount equal to

         (1) the sum of

               (a) Consolidated Net Income for such period (exclusive of any gain or loss realized in such period upon an Asset Sale), plus

               (b) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus

               (c) Consolidated Interest Expense for such period, plus

               (d) depreciation for such period on a consolidated basis, plus

               (e) amortization of intangibles for such period on a consolidated basis, plus

               (f) any other noncash item reducing Consolidated Net Income for such period, minus

         (2) all noncash items increasing Consolidated Net Income for such period, all for such person and its Subsidiaries determined in accordance with GAAP consistently applied.

     "Excess Payment" means the excess of

         (A) the aggregate of the cash and value of other consideration paid by the Company or any of its Subsidiaries with respect to shares acquired in a tender offer or other negotiated transaction over

         (B) the market value of such acquired shares after giving effect to the completion of a tender offer or other negotiated transaction.

     "Exchange Rate Contract" means, with respect to any person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, designed to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

     "Existing Convertible Notes" means NTL's 7% Convertible Subordinated Notes Due 2008.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date.

     "Global Notes" means the Rule 144A Global Notes.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases and sale-and-leaseback transactions) or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable if and to the extent any of the foregoing indebtedness (other than obligations under an Exchange Rate Contract or an Interest Rate Agreement) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, and also include to the extent not otherwise included, the Guarantee of items which would be included within this definition.

     "Interest Rate Agreement" means, for any person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

     "Issuance Date" means the date on which the convertible notes are first authenticated and issued.

     "Material License" means a license to operate a cable or telephone system held by NTL or any its Subsidiaries which system at the time of determination covers a number of Net Households which equals exceeds 5% of the aggregate number of Net Households covered by all of the licenses to operate cable telephone systems held by NTL and its Subsidiaries at such time.

     "Material Subsidiary" means

     (1) NTL UK Group, Inc. (formerly known as OCOM Sub II, Inc.), NTL Group Limited, CableTel Surrey, CableTel Cardiff Limited, CableTel Glasgow, CableTel Newport and CableTel Kirklees and

     (2) any other Subsidiary of the Company which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date of the Indenture).

     "Net Income" means, with respect to any person for a specific period, the net income (loss) of such person during such period, determined in accordance with GAAP, excluding, however, any gain (but not loss) during such period, together with any related provision for taxes on such gain (but not loss), realized during such period in connection with any Asset Sale (as defined in the Indenture) (including, without limitation, dispositions pursuant to sale-and-leaseback transactions), and excluding any extraordinary gain (but not loss) during such period, together with any related provision for taxes on such extraordinary gain (but not loss).

     "10% Notes" means NTL's 10% Series B Senior Notes Due 2007 outstanding at any given time.

     "12 3/4% Notes" means NTL's 12 3/4% Series A Senior Deferred Coupon Notes Due 2005 outstanding at any given time.

     "11 1/2% Deferred Coupon Notes" means NTL's 11 1/2% Series B Senior Deferred Coupon Notes Due 2006 outstanding at any given time.

     "10 3/4% Notes" means NTL's 10 3/4% Senior Deferred Coupon Notes Due 2008 and NTL's 10 3/4% Series B Senior Deferred Coupon Notes due 2008 outstanding at any given time.

     "9 3/4% Notes" means NTL's 9 3/4% Senior Deferred Coupon Notes Due 2008 and NTL's 9 3/4% Series B Deferred Coupon Notes Due 2008 outstanding at any given time.

     "9 1/2% Notes" means NTL's 9 1/2% Senior Notes Due 2008 and NTL's 9 1/2% Series B Deferred Coupon Notes Due 2008 outstanding at any given time.

     "11 1/2% Notes" means NTL's 11 1/2% Senior Notes Due 2008 and NTL's 11 1/2% Series B Senior Notes Due 2008 outstanding at any given time.

     "12 3/8% Notes" means NTL's 12 3/8% Senior Deferred Coupon Notes Due 2008 and NTL's 12 3/8% Series B Senior Deferred Coupon Notes Due 2008 outstanding at any given time.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Designee" means

     (1) a spouse or a child of a Permitted Holder,

     (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

     (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

     (4) any person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Pro Forma EBITDA" means for any Person, for any period, the EBITDA of such Person as determined on a consolidated basis in accordance with GAAP consistently applied after giving effect to the following:

         (1) if, during or after such period, such Person or any of its Subsidiaries shall have made any Asset Sale (as defined in the Indenture), Pro Forma EBITDA of such Person and its Subsidiaries for such period shall be reduced by an amount equal to the Pro Forma EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period or increased by an amount equal to the Pro Forma EBITDA (if negative) directly attributable thereto for such period and

         (2) if, during or after such period, such Person or any of its Subsidiaries completes an acquisition of any Person or business which immediately after such acquisition is a Subsidiary of such Person or whose assets are held directly by such Person or a Subsidiary of such Person, Pro Forma EBITDA shall be computed so as to give pro forma effect to the acquisition of such Person or business; and provided further that, with respect to NTL, all of the foregoing references to "Subsidiary" or "Subsidiaries" shall be deemed to refer only to a "Restricted Subsidiary" or "Restricted Subsidiaries" of NTL.

     "Redeemable Dividend" means, for any dividend with regard to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock.

     "Restricted Subsidiary" means any Subsidiary of NTL which is not a Non-Restricted Subsidiary.

     "Restricted Subsidiary Preferred Stock Dividend" means, for any dividend with regard to preferred stock of a Restricted Subsidiary, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such preferred stock.

     "Senior Debt" means the principal of, interest on and other amounts due on

         (1) Indebtedness of NTL, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by NTL, for money borrowed from banks or other financial institutions;

         (2) Indebtedness of NTL, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed or guaranteed by NTL in compliance with the Indenture, including, without limitation, the Senior Notes; and

         (3) Indebtedness of NTL under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements:

unless, in the instrument creating or evidencing or pursuant to which Indebtedness under (1) or (2) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Convertible Notes. Senior Debt includes, with respect to the obligations described in clauses (1) and (2) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to NTL, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

         (a) Indebtedness of or amounts owed by NTL for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services;

         (b) Indebtedness of NTL to a Subsidiary of NTL; or

         (c) the Existing Convertible Notes.

     All references in this definition of "Senior Debt" to NTL shall also apply to NTL Incorporated and NTL (Delaware), Inc.

     "Senior Notes" means the 10% Notes, the 12 3/4% Notes, the 11 1/2% Deferred Coupon Notes, the 10 3/4% Notes, the 9 3/4% Notes, the 9 1/2% Notes, the 11 1/2% Notes and the 12 3/8% Notes.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof.

     "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Capital Stock of which (except directors' qualifying shares) is at the time owned directly or indirectly by NTL.

                              REGISTRATION RIGHTS

     The following summary of selected provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part.

     NTL Communications Corp. entered into the registration rights agreement pursuant to which it agreed, at its expense, for the benefit of the holders of the offered securities to file with the Commission the registration statement covering resale of the offered securities, by March 16, 1999. NTL Communications Corp. will use its best efforts to cause the registration statement to become effective as promptly as is practicable, but in any event by June 14, 1999, and to keep the registration statement effective until the earlier of

         (1) the sale pursuant to the registration statement of all the offered securities registered thereunder and

         (2) the expiration of the holding period applicable to such offered securities held by persons that are not affiliates of NTL under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions.

     NTL Communications Corp. will be permitted to suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. NTL Communications Corp. agreed to pay predetermined liquidated damages as described herein ("Liquidated Damages") to holders of offered securities if the Registration Statement is not timely filed or made effective or if this Prospectus is unavailable for periods in excess of those permitted above. Such Liquidated Damages shall accrue until such failure to file or become effective or unavailability is cured

         (1) in respect of any convertible note, at a rate per annum equal to 0.25% for the first 90 day period after the occurrence of such event and 0.5% thereafter on an amount equal to the sum of the Issue Price of the convertible note and

         (2) in respect of each share of common stock, at a rate per annum equal to 0.25% for the first 90 day period and 0.5% thereafter on the then applicable conversion price for a share of common stock which equals the Issue Price of $1,000 principal amount of convertible note divided by the Conversion Rate in effect.

     Selling securityholders must complete and deliver to us a notice and questionnaire the form of which was sent to all holders of record known to us, at least three business days prior to any intended distribution of offered securities pursuant to the registration statement. Holders of offered securities are required to complete and deliver the questionnaire prior to the effectiveness of the registration statement so that such holders may be named as selling securityholders in this prospectus at the time of effectiveness. Upon receipt of such a completed questionnaire, together with such other information as may be reasonably requested by us, from a selling securityholder following the effectiveness of the registration statement, we will, as promptly as practicable but in any event within five business days of such receipt, file such amendments to the registration statement or supplements to this prospectus as are necessary to permit such selling securityholder to deliver this prospectus, including any supplements hereto, to purchasers of offered securities (subject to our right to suspend the use of this prospectus as described above). We have agreed to pay Liquidated Damages in the amount set forth above to holders of offered securities if we fail to make such filing in the time required or, if such filing is a post-effective amendment to the registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 45 days of the filing thereof.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a discussion of selected anticipated U.S. federal income tax consequences of the purchase, ownership and disposition of the convertible notes as of the date hereof. It deals only with convertible notes held as capital assets by initial holders, and does not deal with special situations including those that may apply to a particular holder such as exempt organizations, dealers in securities, financial institutions, insurance companies, persons who are not U.S. holders, and holders whose "functional currency" is not the U.S. dollar, or special rules with respect to straddle or "hedging transactions." The federal income tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly retroactively) so as to result in federal income tax consequences different from those discussed below. As used herein, the term "U.S. holder" means a beneficial owner of a convertible note that is for United States federal income tax purposes

         (1) a citizen or resident of the United States,

         (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof,

         (3) an estate or trust, described in Section 7701(a)(30) of the Internal Revenue Code, or

         (4) a person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis.

Prospective investors are urged to consult their tax advisors regarding the particular tax consequences of purchasing, holding and disposing of the convertible notes or our common stock, including the tax consequences arising under any state, local or foreign laws.

     Payments of interest on convertible notes generally will be taxable to U.S. Holders as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for federal income tax purposes).

     A U.S. holder will not recognize gain or loss upon conversion of the convertible notes solely into our common stock (except with respect to cash received in lieu of fractional shares, or any amounts attributable to accrued and unpaid interest on the convertible notes, which will be treated as interest for federal income tax purposes). The U.S. holder's basis in the common stock received on conversion will be the same as such holder's adjusted tax basis in the convertible notes at the time of conversion, and the holding period for the common stock received on conversion will include the holding period of the convertible notes that were converted.

     A U.S. holder will recognize gain or loss upon the sale, redemption or other taxable disposition of the convertible notes in an amount equal to the difference between such holder's adjusted tax basis in the convertible note and the amount received therefor (other than amounts attributable to accrued and unpaid interest on the convertible notes, which will be treated as interest for federal income tax purposes). Such gain or loss generally will be long-term capital gain or loss if the convertible notes were held for more than one year.

     The conversion price of the convertible notes is subject to adjustment under certain circumstances. Under Section 305 of the Internal Revenue Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the conversion price of the convertible notes may result in a taxable constructive distribution to U.S. holders of convertible notes, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and accumulated earnings and profits if, and to the extent that, certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of our common stock) increase the proportionate interest of a U.S. holder of a convertible note convertible into fully diluted common stock, whether or not the holders ever convert the convertible notes. Generally, a U.S. holder's tax basis in a convertible note will be increased by the amount of any such constructive dividend.

     We intend to take the position that the likelihood of paying Liquidated Damages described under "Description of convertible notes -- registration rights" is remote and that Liquidated Damages, if paid, would be taxable to a U.S. holder of convertible notes as ordinary interest income in accordance with such holder's method of accounting for income tax purposes. The Internal Revenue Service may take a different position, however, which could affect the timing to the U.S. holder's income with respect to Liquidated Damages.

     The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding, and disposing of the convertible notes and our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

                            SELLING SECURITYHOLDERS


     The following table sets forth, as of July 27, 2000, the respective principal amount of convertible notes beneficially owned and offered hereby by each selling securityholder, the common stock owned by each selling securityholder and the common stock issuable upon conversion of such convertible notes, which may be sold from time to time by such selling securityholder pursuant to this prospectus. Such information has been obtained from the selling securityholders.



     The shares of common stock to be registered by this prospectus are calculated on an "as converted" basis using the conversion rate in effect on the date of this prospectus of 25.5102 shares of common stock per $1,000 principal amount of convertible notes.



                                 PRINCIPAL AMOUNT
                                   AT MATURITY
                                  OF DEBENTURES
                                   BENEFICIALLY      PERCENT OF TOTAL       COMMON STOCK         COMMON STOCK
                                    OWNED AND          OUTSTANDING         OWNED PRIOR TO      TO BE REGISTERED
SELLING SECURITY HOLDERS          OFFERED HEREBY        DEBENTURES       ORIGINAL OFFERING          HEREBY
------------------------         ----------------    ----------------    ------------------    ----------------
Aim High Yield Fund............     $5,000,000           *                        none              127,551
Aim High Yield II Fund.........         30,000           *                        none                  765
Albert Luce, Jr. ..............        140,000           *                      62,500                3,571
Alexandra Global Investment
  Fund I LTD...................      2,000,000           *                        none               51,020
Allegheny Teledyne Inc. Pension
  Plan.........................        700,000           *                        none               17,857
Alpine Associates..............      4,750,000           *                        none              121,173
Alpine Partners, L.P. .........        500,000           *                        none               12,755
Alsam Foundation...............        150,000           *                       8,770                3,827
Alscott Investments, LLC.......      2,200,000           *                        none               56,122
Alta Partners Holdings, LDC....      1,500,000           *                        none               38,265
American Stores................        900,000           *                      26,491               22,959
Argent Convertible Arbitrage
  Fund Ltd. ...................      2,500,000           *                        none               63,776
Argent Classic Convertible
  Arbitrage Fund L.P. .........      5,650,000           *                        none              144,133
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  L.P. ........................     16,350,000          2.73                      none              417,092
Aristeia International Ltd. ...      1,749,000           *                        none               44,617
Aristeia Trading, LLC..........      1,251,000           *                        none               31,913
Arkansas Teachers Retirement...      2,399,000           *                        none               61,199
Armand Von Ernst & CEAG........        125,000           *                        none                3,189
Aspen Partner's................        300,000           *                       5,156                7,653
Associated Jewish Charities of
  Baltimore....................        250,000           *                      16,391                6,378
Atlas Strategic Income Fund....        100,000           *                        none                2,551
AXP Bond Fund Inc. ............        880,000           *                        none               22,449
AXP Variable Portfolio-Bond
  Fund.........................        340,000           *                        none                8,673
AXP Variable Portfolio-Managed
  Fund.........................        480,000           *                   5,976,563               12,245
BancBoston Robertson
  Stephens.....................        500,000           *                        none               12,755
Bancroft Convertible Fund,
  Inc. ........................      1,750,000           *                        none               44,643

                                 PRINCIPAL AMOUNT
                                   AT MATURITY
                                  OF DEBENTURES
                                   BENEFICIALLY      PERCENT OF TOTAL       COMMON STOCK         COMMON STOCK
                                    OWNED AND          OUTSTANDING         OWNED PRIOR TO      TO BE REGISTERED
SELLING SECURITY HOLDERS          OFFERED HEREBY        DEBENTURES       ORIGINAL OFFERING          HEREBY
------------------------         ----------------    ----------------    ------------------    ----------------
Bankers Trust Trustee For
  Chrysler Corp. Emp #1 Pension
  Plan dated 4/1/89............      1,630,000           *                        none               41,582
Baptist Health of South
  Florida......................        160,000           *                        none                4,082
Bear Stearns & co Inc. ........      1,410,000           *                        none               35,969
Bill W. Mintz TTEE Revocable
  Trust........................        200,000           *                        none                5,102
Blue Cross Blue Shield of
  Michigan Retirement Income...      1,110,000           *                      67,545               28,316
BNP Arbitrage SNC..............      2,500,000           *                      25,469               63,776
Boston Museum of Fine Arts.....        113,000           *                        none                2,883
Boulder II Limited.............      1,220,000           *                        none               31,122
Boulder Management, Inc. ......      3,895,040           *                        none               99,363
Brown Family Trust A...........        100,000           *                       5,720                2,551
Brown University...............      1,500,000           *                      98,181               38,265
BTC Partners LLP...............        130,000           *                      62,500                3,316
The California Endowment.......      1,250,000           *                      51,563               31,888
California Healthcare
  Foundation...................        600,000           *                      35,599               15,306
Caregroup Pension Plan.........         45,000           *                      18,750                1,148
Catholic Healthcare West Funded
  Depreciation.................        335,000           *                      48,125                8,546
Catholic Healthcare West
  Retirement...................        335,000           *                      15,000                8,546
Catholic Healthcare West Self
  Insurance....................        125,000           *                       5,156                3,189
Catholic Healthcare West
  Workers Compensation.........         90,000           *                       3,750                2,296
CBBB Cotenancy.................        220,000           *                      12,405                5,612
Chase Manhattan NA Trustee For
  IBM Retirement Plan dated
  12/18/45.....................      2,772,000           *                        none               70,714
Cheyne Walk Trust..............        725,000           *                      28,760               18,495
Christine Russell Revocable
  Trust........................        500,000           *                      19,629               12,755
CIBC Wood Grundy International
  Equity Arbitrage Corp. ......      3,500,000           *                        none               89,286
Citibank, et al Employees
  Retirement Plan..............      2,070,000           *                     792,188               52,806
Clorox Co. Employee Benefits...        400,000           *                      25,860               10,204
Colgate-Palmolive Company
  Retirement Trust.............        800,000           *                        none               20,408
Conseco Direct Life............        700,000           *                        none               17,857
Corlon Associates I............        400,000           *                      17,068               10,204
Corlon Co. Foundation..........        110,000           *                       4,499                2,806
Cowles Investment
  Partnership..................        180,000           *                      10,510                4,592
CPR (USA) Inc. ................        275,000           *                        none                7,015
Credit Suisse First Boston
  Corporation..................        700,000           *                        none               17,857

                                 PRINCIPAL AMOUNT
                                   AT MATURITY
                                  OF DEBENTURES
                                   BENEFICIALLY      PERCENT OF TOTAL       COMMON STOCK         COMMON STOCK
                                    OWNED AND          OUTSTANDING         OWNED PRIOR TO      TO BE REGISTERED
SELLING SECURITY HOLDERS          OFFERED HEREBY        DEBENTURES       ORIGINAL OFFERING          HEREBY
------------------------         ----------------    ----------------    ------------------    ----------------
Cygnus X1 Limited
  Partnership..................      1,800,000           *                        none               45,918
Deeprock & Co. ................      1,000,000           *                        none               25,510
D.E. Shaw & Co.................      1,000,000           *                        none               25,510
Deutsche Bank Securities
  Inc. ........................     38,730,000          6.46                      none              988,010
Discovery Group of Funds.......        190,000           *                      10,683                4,847
Donald G. Linber & Joyce
  Linber, jnt..................         27,000           *                       1,541                  689
Donaldson, Lufkin & Jenrette
  Securities Corp..............     25,545,000          4.26                      none              651,658
Duckbill & Co. ................      1,000,000           *                        none               25,510
Duke University Employees
  Retirement Plan..............        160,000           *                      70,313                4,082
Duke University Long Term
  Pool.........................        780,000           *                     328,125               19,898
Dunham & Associates Ser III....        110,000           *                        none                2,806
East Bay Community
  Foundation...................        230,000           *                        none                5,867
East Oakland Youth Development
  Fund.........................        160,000           *                       7,920                4,082
Ellsworth Convertible Growth
  and Income Fund, Inc. .......      1,250,000           *                        none               31,888
Engineers Joint Pension Fund...        303,000           *                        none                7,730
Erin Partners Two..............         65,000           *                       3,639                1,658
Federated Equity Income Fund,
  Inc. ........................     31,200,000          5.20                      none              795,918
Federated Insurance Series on
  behalf of its Federated
  Equity Income Fund II........      1,100,000           *                        none               28,061
Federated Insurance Series on
  behalf of its Federated
  Utility Fund II..............      2,535,000           *                        none               64,668
Federated Utility Fund,
  Inc. ........................     17,300,000          2.88                      none              441,327
Fidelity Fixed-Income Trust:
  Fidelity High Income Fund....     17,020,000          2.84                      none              434,184
Fidelity Summer Street Trust:
  Fidelity Capital & Income
  Fund.........................      3,000,000           *                        none               76,531
Fidelity Management Trust
  Company on behalf of accounts
  managed by it................      2,980,000           *                        none               76,020
Forest Performance Fund LP.....        165,000           *                        none                4,209
Forest Alternative Strategies
  Fund II LP Series A-5M.......        240,000           *                        none                6,122
Forest Alternative Strategies
  Fund II LP Series A-5T.......        780,000           *                        none               19,898
Forest Fulcrum Fund LP.........      7,700,000          1.28                      none              196,429
Forest Global Convertible Fund
  Series A-5...................      9,700,000          1.62                      none              247,449
Forest Global Convertible Fund
  Series B-1...................         65,000           *                        none                1,658
Franklin & Marshall College....        127,000           *                        none                3,240

                                 PRINCIPAL AMOUNT
                                   AT MATURITY
                                  OF DEBENTURES
                                   BENEFICIALLY      PERCENT OF TOTAL       COMMON STOCK         COMMON STOCK
                                    OWNED AND          OUTSTANDING         OWNED PRIOR TO      TO BE REGISTERED
SELLING SECURITY HOLDERS          OFFERED HEREBY        DEBENTURES       ORIGINAL OFFERING          HEREBY
------------------------         ----------------    ----------------    ------------------    ----------------
The Gabelli Global Convertible
  Securities Fund..............        145,000           *                        none                3,699
General Electric Pension
  Trust........................      1,000,000           *                   1,367,188               25,510
General Motors Welfare Benefit
  Trust........................      1,000,000           *                        none               25,510
Geo-Volor Ltd. ................        500,000           *                      35,080               12,755
The Georgia International Fund
  Ltd. ........................        200,000           *                      99,433                5,102
Georgia Partners...............     20,000,000          3.34                   848,810              510,204
Glaxo Wellcome Benefits Plan...        450,000           *                     393,750               11,480
Glaxo Wellcome Cash Balance
  Plan.........................        450,000           *                      32,500               11,480
Global Bermuda Limited
  Partnership..................      1,500,000           *                      34,766               38,265
Golden Rule Insurance Company..      1,600,000           *                        none               40,816
Goldman, Sachs & Co. ..........      1,405,000           *                        none               35,842
GranGem 23 41 LLC..............        250,000           *                        none                6,378
Greyhound Lines................         50,000           *                        none                1,276
Greyhound Lines Inc.
  Amalgamated CNCL Retirement &
  Disability TR Imperial TR c/o
  Forest Investment Management
  LLC..........................         70,000           *                        none                1,786
Guide Dogs for the Blind.......        500,000           *                      18,118               12,755
HBK Cayman L.P. ...............      4,944,000           *                        none              126,122
HBK Offshore Fund Ltd. ........      9,356,000          1.56                 7,617,188              238,673
Henry J. Kaiser Family
  Foundation...................        550,000           *                      20,681               14,031
Hign Bridge Capital
  Corporation..................     10,000,000          1.67                      none              255,102
Horowitz Limited Partnership
  I............................        150,000           *                       8,451                3,827
H&S Partners I, L.P............     20,000,000          3.34                      none              510,204
The Income Fund of America,
  Inc. ........................     50,000,000          8.34                      none            1,275,510
Indiana University
  Foundation...................        650,000           *                     482,813               16,582
Jackson Investment Fund
  Ltd. ........................        625,000           *                        none               15,944
James Irvine Foundation........        900,000           *                      55,388               22,959
Janus Aspen Balanced...........     14,379,000          2.40                      none              366,811
Janus Aspen Equity Income......        127,000           *                        none                3,240
Janus Aspen Growth and Income..         83,000           *                        none                2,117
Janus Aspen High Yield.........         35,000           *                        none                  893
Janus Balanced Fund............     28,425,000          4.74                      none              725,128
Janus Capital Corporation......     19,378,000          3.23                      none              494,337
Janus Capital Corporation IDEX
  Balanced Fund................      1,732,000           *                        none               44,184
Janus Equity Income Fund.......     10,974,000          1.83                      none              279,949
Janus Growth and Income........     20,332,000          3.39                      none              518,673

                                 PRINCIPAL AMOUNT
                                   AT MATURITY
                                  OF DEBENTURES
                                   BENEFICIALLY      PERCENT OF TOTAL       COMMON STOCK         COMMON STOCK
                                    OWNED AND          OUTSTANDING         OWNED PRIOR TO      TO BE REGISTERED
SELLING SECURITY HOLDERS          OFFERED HEREBY        DEBENTURES       ORIGINAL OFFERING          HEREBY
------------------------         ----------------    ----------------    ------------------    ----------------
Janus High Yield...............      1,000,000           *                        none               25,510
JWF Balanced Fund..............      1,380,000           *                        none               35,204
JWF High Yield Bond Fund.......         35,000           *                        none                  893
Jefferies & Company............         38,000           *                        none                  969
Jeffrey Rymer..................         35,000           *                       1,704                  893
Jicarilla Apache Tribe.........      2,100,000           *                      26,495               53,571
JMB Children's Holding Co. ....        600,000           *                     257,813               15,306
JMG Convertible Investments
  L.P. ........................      6,000,000          1.00                      none              153,061
John Robert....................        110,000           *                       6,654                2,806
J.P. Morgan & Co. Inc. ........     12,000,000          2.00                    58,541              306,122
Julius Baer Securities.........        700,000           *                        none               17,857
Lakeshore International,
  Ltd. ........................      3,000,000           *                      69,454               76,531
Lazard Freres & CIE Paris......        700,000           *                        none               17,857
LB Series Fund Inc. High Yield
  Portfolio....................      2,500,000           *                        none               63,776
LDG Limited....................        250,000           *                        none                6,378
Libertyview Plus Fund..........        225,000           *                        none                5,740
Loomis Sayles & Company, L.P.
  for Benefit of New England
  High Income Bond.............      1,000,000           *                        none               25,510
Fund LLT Limited...............        880,000           *                        none               22,449
Mainstay Convertible Fund......      4,000,000           *                        none              102,041
McMahon Securities Company,
  L.P. ........................      2,715,000           *                        none               69,260
Melinda Marfield Trust.........         35,000           *                       1,960                  893
Merrill Lynch Pierce Fenner &
  Smith Inc. ..................      1,647,000           *                        none               42,015
Metropolitan Museum of Art.....        750,000           *                     335,938               19,133
MGBA Investments...............        100,000           *                       6,410                2,551
Michigan State University......        400,000           *                      19,114               10,204
Milton L. Schwartz Revocable
  Family Trust.................        110,000           *                       6,576                2,806
Monumental Life Insurance
  Company-(teamsters-camden
  non-enhanced)................      7,000,000          1.17                      none              178,571
Morgan Stanley Dean Witter.....      5,500,000           *                        none              140,306
Morgan Stanley Dean Witter
  Convertible Securities
  Trust........................      2,500,000           *                        none               63,776
Mount Sinai School of
  Medicine.....................        800,000           *                        none               20,408
Museum of Fine Arts, Boston....         16,000           *                        none                  408
Nationwide Family of Funds on
  behalf of Nationwide Equity
  Income Fund..................        400,000           *                        none               10,204
National Bank of Canada........        900,000           *                        none               22,959
NationsBanc Montgomery
  Securities LLC...............      1,500,000           *                        none               38,265

                                 PRINCIPAL AMOUNT
                                   AT MATURITY
                                  OF DEBENTURES
                                   BENEFICIALLY      PERCENT OF TOTAL       COMMON STOCK         COMMON STOCK
                                    OWNED AND          OUTSTANDING         OWNED PRIOR TO      TO BE REGISTERED
SELLING SECURITY HOLDERS          OFFERED HEREBY        DEBENTURES       ORIGINAL OFFERING          HEREBY
------------------------         ----------------    ----------------    ------------------    ----------------
N.B. Giustina Trust............        150,000           *                      10,566                3,827
New Hampshire Retirement
  System.......................         94,000           *                        none                2,398
New York Life Insurance
  Company......................     10,750,000          1.79                      none              274,235
Nicholas Applegate Convertible
  Fund.........................        530,000           *                        none               13,520
NMS Services Inc. .............     10,000,000          1.67                      none              255,102
Oak Foundation USA, Inc. ......        200,000           *                     465,313                5,102
Ohio National Equity Income
  Portfolio on behalf of its
  Ohio National Fund, Inc......         70,000           *                        none                1,786
Onex Industrial Partners
  Limited......................      5,540,000           *                        none              141,327
Oppenheimer Champion Income
  Fund.........................     11,700,000          1.95                      none              298,469
Oppenheimer Strategic Income
  Fund.........................     10,250,000          1.71                      none              261,480
Oppenheimer High Yield Fund....      2,000,000           *                        none               51,020
Oppenheimer Strategic Bond
  Fund.........................        400,000           *                        none               10,204
Oppenheimer High Income Fund...      3,550,000           *                        none               90,561
Oppenheimer Convertible
  Securities Fund..............      4,000,000           *                        none              102,041
OZ Master Fund, Ltd. ..........      3,000,000           *                        none               76,531
OS Ventures....................        120,000           *                       5,636                3,061
Pace Setter 1, L.P. ...........      1,000,000           *                        none               25,510
Pacific Life Insurance
  Company......................        500,000           *                        none               12,755
Palladin Securities, LLC.......        700,000           *                        none               17,857
Pebble Capital, Inc. ..........      1,544,960           *                        none               39,412
Pell Rudman Trust Company......      1,928,000           *                        none               49,184
Penn Treaty Network America
  Insurance Company............        110,000           *                        none                2,806
Peoples Benefit Life Insurance
  Company......................      6,000,000          1.00                      none              153,061
Peyton Anderson Foundation.....        260,000           *                     101,563                6,633
PGEP III LLC...................        700,000           *                        none               17,857
Physicians Life................        166,000           *                        none                4,235
Pilgrim Convertible Fund.......      2,610,000           *                        none               66,582
PIMCO Convertible Bond Fund....        300,000           *                        none                7,653
Pitney Bowes Retirement Fund...      6,540,000          1.09                      none              166,837
Prime 66 Partners, Inc. .......     50,000,000          8.34                 6,851,361            1,275,510
Pro Mutual.....................         59,000           *                        none                1,505
Putnam Convertible Income
  Growth Trust.................      5,520,000           *                        none              140,816
Putnam Convertible
  Opportunities and Income
  Trust........................         46,000           *                        none                1,173

                                 PRINCIPAL AMOUNT
                                   AT MATURITY
                                  OF DEBENTURES
                                   BENEFICIALLY      PERCENT OF TOTAL       COMMON STOCK         COMMON STOCK
                                    OWNED AND          OUTSTANDING         OWNED PRIOR TO      TO BE REGISTERED
SELLING SECURITY HOLDERS          OFFERED HEREBY        DEBENTURES       ORIGINAL OFFERING          HEREBY
------------------------         ----------------    ----------------    ------------------    ----------------
Quattro Offshore Fund Ltd. ....        250,000           *                        none                6,378
R2 Investments, LDC............      8,500,000          1.42                 8,187,500              216,837
Radiology Associates Employee
  Benefit......................        250,000           *                      15,249                6,378
Radiology Group Profit Sharing
  Plan.........................         80,000           *                       4,311                2,041
Radiology Medical Group Pension
  Plan.........................         75,000           *                       4,066                1,913
Radiology Medical Group P/S San
  Diego........................         40,000           *                      20,313                1,020
Ralco Inc. ....................        200,000           *                      13,205                5,102
Ramius, L.P. ..................      1,583,000           *                        none               40,383
Ramius Capital Group Holdings,
  Ltd. ........................      1,000,000           *                        none               25,510
Ramius Fund, Ltd. .............      2,375,000           *                        none               60,587
RCG Baldwin L.P. ..............        792,000           *                        none               20,204
RCM Financial Services LP......        350,000           *                     179,688                8,929
Ridgeway/Floum Profit Sharing
  Plan.........................        100,000           *                       4,579                2,551
Riverside Church...............        450,000           *                      26,781               11,480
Ronald Family Trust A..........        850,000           *                      40,970               21,684
S&J Partners...................        120,000           *                       6,460                3,061
Salomon Brothers Asset
  Management, Inc. ............     29,050,000          4.85                      none              741,071
Salomon Smith Barney Inc. .....      1,100,000           *                        none               28,061
San Diego City Retirement......        839,000           *                        none               21,403
San Diego County Convertible...      2,125,000           *                        none               54,209
Sbaggs Family Foundation.......        110,000           *                       4,635                2,806
S.C. Johnson Retirement Plan...        240,000           *                      14,061                6,122
South Fork Partners............      4,000,000           *                     169,450              102,041
Southern Methodist
  University...................        240,000           *                      12,111                6,122
Southport Management Partners,
  L.P. ........................      1,080,000           *                        none               27,551
Southport Partners
  International, Ltd. .........      2,130,000           *                        none               54,337
Southwest Franciscan Missions
  Inc. ........................        150,000           *                       8,274                3,827
Speer Leeds & Kellogg..........      1,000,000           *                        none               25,510
Starvest Combined Portfolio....        375,000           *                        none                9,566
State of Maryland Retirement
  Plan.........................      3,500,000           *                        none               89,286
State Street Bank Custodian For
  GE Pension Trust.............        861,000           *                        none               21,964
Sterling Partners..............      1,943,000           *                      42,410               49,566
Stoel Rives LLP................        370,000           *                      22,038                9,439
SunAmerica Series Trust on
  behalf of its Federated
  Utility Portfolio............      1,625,000           *                        none               41,454

                                 PRINCIPAL AMOUNT
                                   AT MATURITY
                                  OF DEBENTURES
                                   BENEFICIALLY      PERCENT OF TOTAL       COMMON STOCK         COMMON STOCK
                                    OWNED AND          OUTSTANDING         OWNED PRIOR TO      TO BE REGISTERED
SELLING SECURITY HOLDERS          OFFERED HEREBY        DEBENTURES       ORIGINAL OFFERING          HEREBY
------------------------         ----------------    ----------------    ------------------    ----------------
Susquehanna Capital Group......      2,545,000           *                        none               64,923
Tribeca Investments LLC........      4,000,000           *                        none              102,041
Triton Capital Investments,
  LTD..........................      6,000,000          1.00                      none              153,061
Trustees of Hamilton College...        700,000           *                     296,875               17,857
TQA Vantage Plus Fund, Ltd. ...        300,000           *                     468,750                7,653
TQA Vantage Fund, Ltd. ........      3,540,000           *                   5,531,250               90,306
TQA Leverage Fund, L.P. .......      1,610,000           *                        none               41,071
Union Bancaire Privee..........      6,500,000          1.08                      none              165,816
University of Oregon...........        265,000           *                      13,350                6,760
University of Rochester........         15,000           *                        none                  383
University of Washington
  Endowment Fund...............        370,000           *                     156,250                9,439
Van Kampen Harbor Fund.........      4,300,000           *                        none              109,694
Van Kampen Convertible
  Securities Fund..............        700,000           *                        none               17,857
Wake Forest University.........        598,000           *                        none               15,255
Warburg Dillon Read LLC........      9,400,000          1.57                      none              239,796
West 64 Limited................      5,200,000           *                        none              132,653
Western Cancer Center Medical
  Group P/S....................         35,000           *                      17,188                  893
Zellerbach Family Fund.........        200,000           *                      10,038                5,102


---------------

 *  Less than one percent.


     None of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the above referenced securities pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the selling securityholders upon termination of any such sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since July 27, 2000 in transactions exempt from the registration requirements of the Securities Act. The selling securityholders may sell all, part or none of the securities listed above.

     Generally, only selling securityholders identified in the foregoing table who beneficially own the offered securities set forth opposite their respective names may sell such offered securities pursuant to the registration statement, of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The offered securities are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this prospectus. Neither NTL Incorporated, NTL (Delaware), Inc. nor NTL Communications Corp. will receive any of the proceeds from the sale by the selling securityholders of the offered securities. NTL Communications Corp. will bear all fees and expenses incident to its obligation to register the offered securities.

     The selling securityholders may sell all or a portion of the offered securities beneficially owned by them and offered hereby from time to time directly through one or more underwriters, broker-dealers or agents. If the offered securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such offered securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions)

         (1) on any national securities exchange or quotation service on which the offered securities may be listed or quoted at the time of sale (including the Nasdaq National Market for the common stock),

         (2) in the over-the-counter market, or

         (3) through the writing of options (whether such options are listed on an options exchange or otherwise).

     In connection with sales of the offered securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities in the course of hedging in positions they assume. The selling securityholder may also sell offered securities short and deliver offered securities to close out short positions, or loan or pledge offered securities to broker-dealers that in turn may sell such offered securities. If the selling securityholders effect such transactions by selling offered securities to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of offered securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The outstanding common stock of NTL Incorporated is listed for trading on the Nasdaq National Market under the symbol "NTLI." We do not intend to apply for listing of the convertible notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the convertible notes. See "Risk Factors--Lack of public market for the convertible notes."

     The selling securityholders and any broker-dealer participating in the distribution of the offered securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the offered securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the offered securities may not be sold unless the offered securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling securityholder will sell any or all of the convertible notes or offered securities registered pursuant to the shelf registration statement, or which this Prospectus forms a part. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered securities by the selling securityholders and any other such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular offered securities being distributed. All of the foregoing may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities with respect to the offered securities.

     All expenses of the registration of the convertible notes and common stock pursuant to the registration rights agreement will be paid by NTL Communications Corp., including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by NTL Communications Corp. against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The company will be indemnified by the selling securityholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     Upon sale pursuant to the shelf registration statement, of which this prospectus forms a part, the offered securities will be freely tradable in the hands of persons other than affiliates of NTL Communications Corp.

                                 LEGAL MATTERS

     The validity of the issuance of the convertible notes and the common stock issuable upon conversion of the convertible notes will be passed upon for NTL Communications Corp., NTL (Delaware), Inc. and NTL Incorporated by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel for NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp.

                                    EXPERTS

     The consolidated financial statements and schedules of NTL (Delaware), Inc. (formerly NTL Incorporated), appearing in NTL (Delaware), Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of NTL Communications Corp. appearing in NTL Communication Corp.'s Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of CWC ConsumerCo as of March 31, 1998 and 1999 and for the three years ended March 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen, Chartered Accountants, as indicated in their report, and are incorporated by reference in this prospectus in reliance upon the report of said firm as experts in giving said report.

     The consolidated financial statements of Cablecom Holdings AG as of December 31, 1999 and 1998 and for each of the three years in the period ending December 31, 1999 incorporated by reference in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers AG, independent accountants, given on the said authority of said firm as experts in auditing and accounting.

                      ENFORCEABILITY OF CIVIL LIABILITIES

     A substantial majority of our assets are located outside the United States. As a result, it may not be possible for you to realize in the United States upon judgments of courts of the United States predicated upon the civil liability under the federal securities laws of the United States. The United States and England do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any United States court based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not automatically be enforceable in England. In order to enforce in England a United States judgment, proceedings must be initiated by way of common law action before a court of competent jurisdiction in England. An English court will, subject to what is said below, normally order summary judgment on the basis that there is no defense to the claim for payment and will not reinvestigate the merits of the original dispute. In such an action, an English court will treat the United States judgment as creating a valid debt upon which the judgment creditor could bring an action for payment, as long as

     (1) the United States court had jurisdiction over the original proceeding,

     (2) the judgment is final and conclusive on the merits,

     (3) the judgment does not contravene English public policy,

     (4) the judgment must not be for a tax, penalty or a judgment arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained and

     (5) the judgment has not been obtained by fraud or in breach of the principles of natural justice.

     Based on the foregoing, there can be no assurance that you will be able to enforce in England judgments in civil and commercial matters obtained in any United States court. There is doubt as to whether an English court would impose civil liability in an original action predicated solely upon the United States federal securities laws brought in a court of competent jurisdiction in England.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US


     NTL Incorporated, NTL (Delaware), Inc. and NTL Communications Corp. each is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We each file reports, proxy statements, information statements and other information with the Commission under the Exchange Act. You can inspect and copy any reports, proxy statements, information statements and other information we file with the Commission at the public reference facilities the Commission maintains at:


      Room 1024, Judiciary Plaza,
      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

      and at the Commission's Regional Offices located at:

      Suite 1400, Northwestern Atrium Center,
      500 West Madison Street,
      Chicago, Illinois 60661

      and

      13th Floor, Seven World Trade Center,
      New York, New York 10048,

     and you may also obtain copies of such material by mail from the Public Reference Section of the Commission at:

      450 Fifth Street, N.W.,
      Washington, D.C. 20549,

      at prescribed rates.

     The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov. That site also contains our reports, proxy and information statements and other information. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the Nasdaq Stock Market, Reports Section, at:

      1735 K Street, N.W.,
      Washington, D.C. 20006.

     This prospectus is part of a registration statement filed by us with the Commission. It does not contain all the information included or incorporated in the registration statement. The full registration statement can be obtained from the Commission as indicated above or from us.

     The Commission allows us to incorporate by reference some information about NTL Incorporated and NTL Communications Corp. that we file with the Commission. This allows us to disclose important information to you by referencing those filed documents. Any information that we reference this way is considered part of this prospectus.

     The following documents filed by us with the Commission are incorporated by reference into this prospectus:

         (a) NTL (Delaware), Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, dated March 17, 2000;

         (b) NTL (Delaware), Inc.'s Quarterly Report on Form 10-Q dated May 15, 2000;

         (c) NTL (Delaware), Inc.'s Current Reports on Form 8-K dated January 6, 2000 (filed January 21, 2000),
             January 25, 2000 (filed January 25, 2000),
             February 4, 2000 (filed February 10, 2000),
             February 15, 2000 (filed February 16, 2000),
             February 17, 2000 (filed February 22, 2000),
             March 16, 2000 (filed March 29, 2000),
             March 16, 2000 (filed May 11, 2000),
             April 27, 2000 (filed April 27, 2000),
             May 4, 2000 (filed May 4, 2000),
             May 10, 2000 (filed May 16, 2000), and
             May 18, 2000 (filed May 19, 2000);


         (d) NTL (Delaware), Inc.'s Definitive Proxy Statement on Schedule 14A dated February 11, 2000;



         (e) NTL (Delaware), Inc.'s Definitive Proxy Statement on Schedule 14A dated April 27, 2000;


         (f) NTL Incorporated's Current Reports on Form 8-K dated

             May 17, 2000 (filed May 30, 2000, as amended July 13, 2000),


             May 18, 2000 (filed May 19, 2000), and

             May 30, 2000 (filed May 30, 2000);


         (g) NTL Incorporated's Preliminary Proxy Statement on Schedule 14A dated June 30, 2000;


         (h) NTL Communication Corp.'s Annual Report on Form 10-K for the year ended December 31, 1999, dated March 27 2000;

         (i) NTL Communication Corp.'s Quarterly Report on Form 10-Q dated May 15, 2000;

         (j) NTL Communication Corp.'s Current Reports on Form 8-K dated January 25, 2000 (filed January 25, 2000),
             February 4, 2000 (filed February 10, 2000), and
             February 15, 2000 (filed February 16, 2000); and


         (k) NTL Communication Corp.'s Form 8-B dated October 14, 1993 (filed on October 18, 1993), with a description of the common stock and associated rights.


     We are incorporating by reference the documents listed above and any current reports and proxy statements we file with the commission until the end of the exchange offer. Any information incorporated by reference this way will automatically be deemed to update and supersede this information.

     We will provide you without charge on your request, a copy of any or all documents which are incorporated by reference to this prospectus, except for exhibits which are specifically incorporated by reference into those documents. You should make your request in writing or by telephone to:

                        NTL Incorporated
                        110 East 59th Street
                        26th Floor
                        New York NY 10022
                        Attention: Richard J. Lubasch
                        Tel: (212) 906-8440

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [NTL LOGO GRAPHIC]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses (subject to future contingencies) incurred or expected to be incurred by the Company in connection with the offering.


SEC registration fee......................................  $166,800
Legal fees and expenses...................................   100,000
Accounting fees and expenses..............................    60,000
Printing and engraving fees...............................    85,000
Miscellaneous expenses....................................     8,200
                                                            --------
  Total...................................................   420,000
                                                            ========


---------------


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS


     As permitted by Section 102 of the Delaware General Corporation Law (the "DGCL"), each Registrant's Certificate of Incorporation eliminates a director's personal liability for monetary damages to the Company and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under Section 174 of the DGCL or liability for a breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit. The effect of these provisions in the certificate of incorporation is to eliminate the rights of the Registrant and its stockholders (through stockholders, derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above.

     Each Registrant's By-laws provide that directors and officers of the Registrant shall be indemnified against liabilities arising from their service as directors and officers to the full extent permitted by law. Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Each Registrant has entered into director and officer indemnity agreements ("Indemnity Agreements") with each officer and director of the Registrant (an "Indemnitee"). Under the bylaws and these Indemnity Agreements, each Registrant must indemnify an Indemnitee to the fullest extent permitted by the DGCL for losses and expenses incurred in connection with actions in which the indemnitee is involved by reason of having been a director or officer of the Registrant. Each Registrant is also obligated to advance expenses an indemnitee may incur in connection with such actions before any resolution of the action.

ITEM 16.   EXHIBITS

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated, NTL Communications Corp. and
          Holdings Merger Sub Inc.(1)
  4.1     Indenture, by and between NTL Incorporated and The Chase
          Manhattan Bank, as Trustee, with respect to the Convertible
          Notes(2)
  4.2     First Supplemental Indenture(3)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.3     Second Supplemental Indenture*
  4.4     Third Supplemental Indenture*
  4.5     Registration Rights Agreement dated as of December 22, 1999, with respect to the Convertible Notes(2)
  4.6     Form of Convertible Notes (included in Exhibit 4.2)
  5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the Convertible Notes and Common Stock being registered hereby*
 12.1     Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges and Preferred Stock Dividends of NTL
          (Delaware), Inc.
 12.2     Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges and Preferred Stock Dividends of NTL
          Communications Corp.
 23.1     Consent of Ernst & Young, LLP
 23.2     Consent of Arthur Andersen
 23.3     Consent of PricewaterhouseCoopers AG
 23.4     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)*
 24.1     Powers of Attorney (included on signature page)
 25.1     Form T-1 Statement of Eligibility of Trustee with respect to
          Indenture


---------------


* To be filed by amendment.



(1) Incorporated by reference from NTL Delaware's and NTL Incorporated's Registration Statement on Form S-3, File Nos. 333-36434 and 333-36434-01.



(2) Incorporated by reference from NTL Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 1998.



(3) Incorporated by reference from Amendment No. 2 to NTL Communications Corp.'s and NTL Incorporated's Registration Statement on Form S-3, File Nos. 333-72335 and 333-72335-01.


ITEM 17.   UNDERTAKINGS

         (a) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) and (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

               (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (D) The undersigned Registrants hereby undertake:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

                    (a) to include any prospectus required by Section 10(a)(3)
              of the Securities Act of 1933;

                    (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs
              (D)(1)(a) and (D)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in a periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities

              Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURE


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, as of the first day of August 2000.


                                          NTL Incorporated

                                          By: /s/ RICHARD J. LUBASCH
                                          --------------------------------------

                                              Richard J. Lubasch
                                              Executive Vice President --
                                              General Counsel and Secretary

                               POWER OF ATTORNEY

     KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signatures appears below, constitutes and appoints Richard J. Lubasch, John F. Gregg and
Gregg Gore   lick, or any of them, acting alone, his true and lawful
attorney-in-fact and ag   ent, with full power of substitution and
resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant's Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
          /s/ GEORGE S. BLUMENTHAL             Chairman of the Board, Treasurer and     August 1, 2000
---------------------------------------------  Director
            George S. Blumenthal

                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
            /s/ J. BARCLAY KNAPP               President, Chief Executive Officer and   August 1, 2000
---------------------------------------------  Director
              J. Barclay Knapp

              /s/ JOHN F. GREGG                Senior Vice President, Chief Financial   August 1, 2000
---------------------------------------------  Officer
                John F. Gregg

            /s/ GREGG N. GORELICK              Vice President -- Controller             August 1, 2000
---------------------------------------------
              Gregg N. Gorelick

          /s/ MICHAEL J. BERTINETTO            Director                                 August 1, 2000
---------------------------------------------
            Michael J. Bertinetto

             /s/ ROBERT T. GOAD                Director                                 August 1, 2000
---------------------------------------------
               Robert T. Goad

           /s/ BERNARD P. IZERABLE             Director                                 August 1, 2000
---------------------------------------------
             Bernard P. Izerable

            /s/ SIDNEY R. KNAFEL               Director                                 August 1, 2000
---------------------------------------------
              Sidney R. Knafel

            /s/ TED H. MCCOURTNEY              Director                                 August 1, 2000
---------------------------------------------
              Ted H. McCourtney

                /s/ DEL MINTZ                  Director                                 August 1, 2000
---------------------------------------------
                  Del Mintz

            /s/ ALAN J. PATRICOF               Director                                 August 1, 2000
---------------------------------------------
              Alan J. Patricof

              /s/ WARREN POTASH                Director                                 August 1, 2000
---------------------------------------------
                Warren Potash

                                               Director
---------------------------------------------
           Jean-Louise Vinciguerra

             /s/ GRAHAM WALLACE                Director                                 August 1, 2000
---------------------------------------------
               Graham Wallace

           /s/ MICHAEL S. WILLNER              Director                                 August 1, 2000
---------------------------------------------
             Michael S. Willner

                                   SIGNATURE


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, as of the first day of August 2000.


                                          NTL Communications Corp.

                                          By: /s/ RICHARD J. LUBASCH
                                            ------------------------------------
                                               Richard J. Lubasch
                                               Executive Vice President --
                                               General Counsel and Secretary

                               POWER OF ATTORNEY

     KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signatures appears below, constitutes and appoints Richard J. Lubasch, John F. Gregg and Gregg Gorelick, or any of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant's Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



                  SIGNATURE                                    TITLE                        DATE
                  ---------                                    -----                        ----
          /s/ GEORGE S. BLUMENTHAL             Chairman of the Board, Treasurer and    August 1, 2000
---------------------------------------------  Director
            George S. Blumenthal

            /s/ J. BARCLAY KNAPP               President, Chief Executive Officer and  August 1, 2000
---------------------------------------------  Director
              J. Barclay Knapp

              /s/ JOHN F. GREGG                Senior Vice President, Chief Financial  August 1, 2000
---------------------------------------------  Officer
                John F. Gregg

            /s/ GREGG N. GORELICK              Vice President -- Controller            August 1, 2000
---------------------------------------------
              Gregg N. Gorelick

          /s/ MICHAEL J. BERTINETTO            Director                                August 1, 2000
---------------------------------------------
            Michael J. Bertinetto

             /s/ ROBERT T. GOAD                Director                                August 1, 2000
---------------------------------------------
               Robert T. Goad

           /s/ BERNARD P. IZERABLE             Director                                August 1, 2000
---------------------------------------------
             Bernard P. Izerable

            /s/ SIDNEY R. KNAFEL               Director                                August 1, 2000
---------------------------------------------
              Sidney R. Knafel

            /s/ TED H. MCCOURTNEY              Director                                August 1, 2000
---------------------------------------------
              Ted H. McCourtney

                /s/ DEL MINTZ                  Director                                August 1, 2000
---------------------------------------------
                  Del Mintz

            /s/ ALAN J. PATRICOF               Director                                August 1, 2000
---------------------------------------------
              Alan J. Patricof

              /s/ WARREN POTASH                Director                                August 1, 2000
---------------------------------------------
                Warren Potash

                                               Director
---------------------------------------------
           Jean-Louis Vinciguerra

                  SIGNATURE                                    TITLE                        DATE
                  ---------                                    -----                        ----
             /s/ GRAHAM WALLACE                Director                                August 1, 2000
---------------------------------------------
               Graham Wallace

           /s/ MICHAEL S. WILLNER              Director                                August 1, 2000
---------------------------------------------
             Michael S. Willner

                                   SIGNATURE


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, as of the first day of August 2000.


                                          NTL (Delaware), Inc.

                                          By: /s/ RICHARD J. LUBASCH
                                          --------------------------------------

                                              Richard J. Lubasch
                                              Executive Vice President --
                                              General Counsel and Secretary

                               POWER OF ATTORNEY

     KNOWN BY ALL PERSONS BY THESE PRESENTS, that each person whose signatures appears below, constitutes and appoints Richard J. Lubasch, John F. Gregg and Gregg Gorelick, or any of them, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the registrant's Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, on Form S-3 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or either of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.



                  SIGNATURE                                    TITLE                        DATE
                  ---------                                    -----                        ----
          /s/ GEORGE S. BLUMENTHAL             Chairman of the Board, Treasurer and    August 1, 2000
---------------------------------------------  Director
            George S. Blumenthal

            /s/ J. BARCLAY KNAPP               President, Chief Executive Officer and  August 1, 2000
---------------------------------------------  Director
              J. Barclay Knapp

              /s/ JOHN F. GREGG                Senior Vice President, Chief Financial  August 1, 2000
---------------------------------------------  Officer
                John F. Gregg

            /s/ GREGG N. GORELICK              Vice President -- Controller            August 1, 2000
---------------------------------------------
              Gregg N. Gorelick

          /s/ MICHAEL J. BERTINETTO            Director                                August 1, 2000
---------------------------------------------
            Michael J. Bertinetto

             /s/ ROBERT T. GOAD                Director                                August 1, 2000
---------------------------------------------
               Robert T. Goad

           /s/ BERNARD P. IZERABLE             Director                                August 1, 2000
---------------------------------------------
             Bernard P. Izerable

            /s/ SIDNEY R. KNAFEL               Director                                August 1, 2000
---------------------------------------------
              Sidney R. Knafel

            /s/ TED H. MCCOURTNEY              Director                                August 1, 2000
---------------------------------------------
              Ted H. McCourtney

                /s/ DEL MINTZ                  Director                                August 1, 2000
---------------------------------------------
                  Del Mintz

            /s/ ALAN J. PATRICOF               Director                                August 1, 2000
---------------------------------------------
              Alan J. Patricof

              /s/ WARREN POTASH                Director                                August 1, 2000
---------------------------------------------
                Warren Potash

                  SIGNATURE                                    TITLE                        DATE
                  ---------                                    -----                        ----
                                               Director
---------------------------------------------
           Jean-Louis Vinciguerra

             /s/ GRAHAM WALLACE                Director                                August 1, 2000
---------------------------------------------
               Graham Wallace

           /s/ MICHAEL S. WILLNER              Director                                August 1, 2000
---------------------------------------------
             Michael S. Willner

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Agreement and Plan of Merger, dated as of February 9, 2000, by and among NTL Incorporated, NTL Communications Corp. and
          Holdings Merger Sub Inc.(1)
  4.1     Indenture, by and between NTL Incorporated and The Chase
          Manhattan Bank, as Trustee, with respect to the Convertible
          Notes(2)
  4.2     First Supplemental Indenture(3)
  4.3     Second Supplemental Indenture*
  4.4     Third Supplemental Indenture*
  4.5     Registration Rights Agreement dated as of December 22, 1999, with respect to the Convertible Notes(2)
  4.6     Form of Convertible Notes (included in Exhibit 4.2)
  5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the Convertible Notes and Common Stock being registered hereby*
 12.1     Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges and Preferred Stock Dividends of NTL
          (Delaware), Inc.
 12.2     Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges and Preferred Stock Dividends of NTL
          Communications Corp.
 23.1     Consent of Ernst & Young, LLP
 23.2     Consent of Arthur Andersen
 23.3     Consent of PricewaterhouseCoopers AG
 23.4     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)*
 24.1     Powers of Attorney (included on signature page)
 25.1     Form T-1 Statement of Eligibility of Trustee with respect to
          Indenture


---------------


 *   To be filed by amendment.



(1) Incorporated by reference from NTL Delaware's and NTL Incorporated's Registration Statement on Form S-3, File Nos. 333-36434 and 333-36434-01.



(2) Incorporated by reference from NTL Communications Corp.'s Annual Report on Form 10-K for the year ended December 31, 1998.



(3) Incorporated by reference from Amendment No. 2 to NTL Communications Corp.'s and NTL Incorporated's Registration Statement on Form S-3, File Nos. 333-72335 and 333-72335-01.